2017 Interim Report 中期報告 201 7 Interim Repor t 中期報告

Contents 2 Corporate Information 4 Highlights 5 Management Discussion and Analysis 33 Directors and Senior Management 48 Other Information 61 Report on Review of Interim Financial Information 63 Interim Financial Information 94 Definitions 99 Glossary

2 Wynn Macau, Limited Corporate Information BOARD OF DIRECTORS Executive Directors Mr. Stephen A. Wynn (Chairman of the Board) Ms. Linda Chen Mr. Ian Michael Coughlan Non-Executive Directors Mr. Matthew O. Maddox Ms. Kim Sinatra (appointed on 1 April 2017) Independent Non-Executive Directors Dr. Allan Zeman, GBM, GBS, JP (Vice-chairman of the Board) Mr. Jeffrey Kin-fung Lam, GBS, JP Mr. Bruce Rockowitz Mr. Nicholas Sallnow-Smith AUDIT AND RISK COMMITTEE Mr. Nicholas Sallnow-Smith (Chairman) Mr. Bruce Rockowitz Dr. Allan Zeman, GBM, GBS, JP REMUNERATION COMMITTEE Mr. Nicholas Sallnow-Smith (Chairman) Mr. Jeffrey Kin-fung Lam, GBS, JP Mr. Matthew O. Maddox Mr. Bruce Rockowitz NOMINATION AND CORPORATE GOVERNANCE COMMITTEE Mr. Jeffrey Kin-fung Lam, GBS, JP (Chairman) Mr. Nicholas Sallnow-Smith Dr. Allan Zeman, GBM, GBS, JP COMPANY SECRETARY Ms. Ho Wing Tsz Wendy, FCIS, FCS AUTHORIZED REPRESENTATIVES Dr. Allan Zeman, GBM, GBS, JP Ms. Ho Wing Tsz Wendy, FCIS, FCS (Mrs. Seng Sze Ka Mee, Natalia as alternate) AUDITOR Ernst & Young Certified Public Accountants LEGAL ADVISORS As to Hong Kong and U.S. laws: Skadden, Arps, Slate, Meagher & Flom As to Hong Kong law: Mayer Brown JSM As to Macau law: Alexandre Correia da Silva As to Cayman Islands law: Maples and Calder

3Interim Report 2017 Corporate Information REGISTERED OFFICE P.O. Box 309 Ugland House Grand Cayman KY1-1104 Cayman Islands HEADQUARTERS IN MACAU Rua Cidade de Sintra NAPE, Macau SAR PRINCIPAL PLACE OF BUSINESS IN HONG KONG Level 54, Hopewell Centre 183 Queen’s Road East Hong Kong PRINCIPAL SHARE REGISTRAR AND TRANSFER OFFICE Estera Trust (Cayman) Limited HONG KONG SHARE REGISTRAR Computershare Hong Kong Investor Services Limited STOCK CODE 1128 COMPANY WEBSITE www.wynnmacaulimited.com

4 Wynn Macau, Limited High l i g hts FINANCIAL HIGHLIGHTS For the Six Months Ended 30 June 2017 2016 HK$ HK$ (in thousands, except per share amounts or otherwise stated) Casino revenues 15,603,397 9,153,749 Other revenues 1,187,534 536,076 Adjusted EBITDA 3,870,839 2,547,722 Profit attributable to owners 1,591,948 1,140,905 Earnings per Share – basic and diluted (HK$) 0.31 0.22

5Interim Report 2017 Management Discussion and Analysis OVERVIEW We are a developer, owner and operator of two integrated destination casino resorts in Macau, Wynn Macau and Wynn Palace. We operate integrated resorts that attract a wide range of customer segments and generate strong financial results. To attract and retain our customers, we design and continually make enhancements and refinements to refresh and improve our resorts and to create unique customer experiences across a wide range of gaming and non-gaming amenities. Our emphasis on human resources and staff training underscores our commitment to providing our customers with superior levels of luxury service and guest experience. We also leverage Wynn International Marketing, Ltd.’s international branch offices located in Macau, Hong Kong, Singapore, Taiwan, Japan and the United States to attract international customers. On 12 August 2016, WRM received notification from The Gaming Inspection and Coordination Bureau of Macau (“DICJ”) that Wynn Palace was approved to commence operations on 22 August 2016. DICJ authorized 100 new table games for operation at Wynn Palace effective 22 August 2016, 25 new table games for operation effective 1 January 2017 and 25 new table games for operation effective 1 January 2018 for a total of 150 new table games in the aggregate. DICJ also approved 1,145 slot machines for operation at Wynn Palace effective 22 August 2016. We transfer table games between our Macau properties to optimize our casino operations. Wynn Macau Wynn Macau opened to the public on 6 September 2006 at the center of casino activities on the urban Macau peninsula. We completed expansion works at Wynn Macau in December 2007 and November 2009, adding more gaming space and additional food and beverage and retail amenities. Encore at Wynn Macau, a further expansion of Wynn Macau that added hotel accommodations and a range of gaming and non-gaming amenities, opened in April 2010.

6 Wynn Macau, Limited Management Discussion and Analysis Wynn Macau features: • Approximately 281,000 square feet of casino space, offering 24-hour gaming and a full range of games, including private gaming salons, sky casinos and a poker pit; • Two luxury hotel towers with a total of 1,008 spacious rooms and suites; • Casual and fine dining in eight restaurants; • Approximately 59,000 square feet of high-end, brand-name retail shopping; • Recreation and leisure facilities, including two health clubs and spas, a salon and a pool; • A rotunda show featuring a Chinese zodiac-inspired ceiling along with gold “prosperity tree” and a “dragon of fortune” attractions; and • Approximately 31,000 square feet of meeting and convention space. The following table presents the number of casino games available at Wynn Macau: As at 30 June 2017 2016 VIP table games 93 178 Mass market table games 206 230 Slot machines 948 805 Poker tables 13 14

7Interim Report 2017 Management Discussion and Analysis Wynn Palace On 22 August 2016, we opened Wynn Palace in the Cotai area of Macau. Wynn Palace features: • Approximately 420,000 square feet of casino space, offering 24-hour gaming and a full range of games, including private gaming salons, sky casinos and a poker pit; • A luxury hotel with a total of 1,706 spacious rooms, suites and villas; • Casual and fine dining in eleven food and beverage outlets; • Approximately 106,000 square feet of high-end, brand-name retail shopping; • Recreation and leisure facilities, including a cable car (“Sky Cab”) ride, health club, spa, salon and pool; • Public attractions including an 8-acre performance lake, floral art displays and fine art displays; and • Approximately 37,000 square feet of meeting and convention space. The following table presents the number of casino games available at Wynn Palace: As at 30 June 2017 2016 VIP table games 104 — Mass market table games 202 — Slot machines 1,141 — Poker tables 4 —

8 Wynn Macau, Limited Management Discussion and Analysis FACTORS AFFECTING OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION Macau Macau, which was a territory under Portuguese administration for approximately 450 years, was transferred from Portuguese to Chinese political control in December 1999. Macau is governed as a special administrative region of China and is located approximately 37 miles southwest of, and approximately one hour away via ferry from, Hong Kong. Macau, which has been a casino destination for more than 50 years, consists principally of a peninsula on mainland China, and two neighboring islands, Taipa and Coloane, between which the Cotai area is located. We believe that Macau is located in one of the world’s largest concentrations of potential gaming customers. Since the introduction of new casinos starting in 2004, the Macau market has experienced a significant increase in annual gaming revenue from the HK$21.5 billion generated in 2002. According to Macau statistical information, casinos in Macau generated approximately HK$122.7 billion in gaming revenue during the six months ended 30 June 2017, an increase of approximately 17.2% over the approximate HK$104.6 billion generated in the six months ended 30 June 2016, making Macau the largest gaming market in the world. Tourism The levels of tourism and overall gaming activities in Macau are key drivers of our business. Both the Macau gaming market and visitation to Macau grew significantly from liberalization in 2002 to 2014. From the first quarter of 2015 until the second quarter of 2016, the Macau gaming market experienced a period of decline in both revenue and visitation. In the third quarter of 2016, both metrics began to improve and statistics for the first half of 2017 reflect a year-over-year increase of 5.4 % with 15.6 million tourist arrivals to Macau. We have benefited from the rise in visitation to Macau during the first half of 2017. The Macau market has experienced tremendous growth in capacity since the opening of Wynn Macau in 2006. As at 30 June 2017, there were 36,600 hotel rooms, 6,413 table games and 16,204 slots in Macau, compared to 12,978 hotel rooms, 2,762 table games and 6,546 slots as at 31 December 2006. Gaming customers traveling to Macau typically come from nearby destinations in Asia, including mainland China, Hong Kong, Taiwan, South Korea and Japan. According to the Macau Statistics and Census Service Monthly Bulletin of Statistics, approximately 89.8% of visitors to Macau for the six months ended 30 June 2017 were from mainland China, Hong Kong and Taiwan.

9Interim Report 2017 Management Discussion and Analysis Tourism levels in Macau are affected by a number of factors, all of which are beyond our control. Key factors affecting tourism levels in Macau may include, among others: • Prevailing economic conditions in mainland China and Asia; • Restrictions, conditions or other factors which affect visitation by citizens of mainland China to Macau; • Various countries’ policies on currency exchange controls and currency export restrictions, for example on the Renminbi, the currency of the PRC, and the issuance of travel visas that may be in place from time to time; • Competition from other destinations which offer gaming and/or leisure activities; • Occurrence of natural disasters and disruption of travel; and • Possible outbreaks of infectious disease. Economic and Operating Environment A significant number of our gaming customers come from mainland China. Economic disruption, contraction or uncertainty in China can impact the number of patrons visiting our properties or the amount they may be willing to spend. In addition, policies adopted from time to time by the Chinese government, including any travel restrictions imposed by China on its citizens, such as restrictions imposed on exit visas granted to residents of mainland China for travel to Macau, could disrupt the number of visitors from mainland China to our resorts. It is not known when, or if, policies restricting visitation by mainland Chinese citizens to Macau and Hong Kong will be put in place and travel policies may be adjusted, without notice, in the future. Furthermore, the Chinese government’s ongoing anti-corruption campaign has influenced the behavior of Chinese consumers and their spending patterns both domestically and abroad. The campaign has specifically led to tighter monetary transfer regulations, including real time monitoring of certain financial channels, limitations on cash withdrawals from ATM machines and “know your client” protocols implemented on ATM machines, which has affected and may continue to impact the number of visitors and the amount of money they bring from mainland China to Macau. The overall effect of the campaign and monetary transfer restrictions may negatively affect our revenues and results of operations.

10 Wynn Macau, Limited Management Discussion and Analysis Competition Since the liberalization of Macau’s gaming industry in 2002, there has been a significant increase in the number of casino properties in Macau. There are six gaming operators in Macau, including WRM. The three concessionaires are WRM, SJM, and Galaxy. The three subconcessionaires are Melco, MGM Macau, and Venetian Macau. As at 30 June 2017, there were approximately 39 casinos in Macau, including 21 operated by SJM. Each of the six current operators has operational casinos and several have expansion plans underway. The Macau government has had the ability to grant additional gaming concessions since April 2009. If the Macau government were to allow additional competitors to operate in Macau through the grant of additional concessions or subconcessions, we would face additional competition, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. During 2016, several new resorts opened in the Cotai area of Macau, including Wynn Palace. Several more resorts from our competitors are expected to open in the second half of 2017 and during 2018. These Cotai facilities are expected to increase total hotel room inventory by approximately 12.0% from the current inventory and significantly increase other gaming and non-gaming offerings in Macau. Wynn Macau and Wynn Palace also face competition from casinos located in Singapore, the Philippines and Malaysia. Our resorts also encounter competition from other major gaming centers located around the world, including Australia and Las Vegas, cruise ships in Asia that offer gaming and other casinos throughout Asia. Further, if current efforts to legalize gaming in other Asian countries, such as Japan, are successful, our resorts will face additional regional competition. Gaming Concession The Macau government has publicly commented that it is studying the process by which gaming concessions and subconcessions will be renewed. Our gaming concession ends in 2022 along with Galaxy’s, Venetian Macau’s and Melco’s. SJM’s and MGM Macau’s concessions end in 2020. Gaming Promoters A significant amount of our casino play is brought to us by gaming promoters. Gaming promoters have historically played a critical role in the Macau gaming market and are important to our casino business.

11Interim Report 2017 Management Discussion and Analysis Gaming promoters introduce premium VIP players to Wynn Macau and Wynn Palace and often assist those players with their travel and entertainment arrangements. In addition, gaming promoters often grant credit to their players. In exchange for their services, Wynn Macau and Wynn Palace pay the gaming promoters a commission which is a percentage of the gross gaming win generated by each gaming promoter. Approximately 80% of these commissions are netted against casino revenues, because such commissions approximate the amount of the commission returned to the VIP players by the gaming promoters, and approximately 20% of these commissions are included in other operating expenses, which approximate the amount of the commission ultimately retained by the gaming promoters as compensation. The total amount of commissions paid to gaming promoters and netted against casino revenues was HK$3.6 billion and HK$1.7 billion for the six months ended 30 June 2017 and 2016, respectively. Commissions increased 110.0% for the six months ended 30 June 2017 compared to the six months ended 30 June 2016 as VIP gross table games win increased due to increased business volumes at Wynn Macau and the opening of Wynn Palace in the third quarter of 2016. We typically advance commissions to certain selected gaming promoters with strong operational performance history at the beginning of each month to facilitate their working capital requirements. These advances are provided to a gaming promoter and are offset by the commissions earned by such gaming promoter during the applicable month. The aggregate amounts of exposure to our gaming promoters, which is the difference between commissions advanced to each individual gaming promoter, and the net commissions payable to each such gaming promoter, increased primarily due to increased business volumes at Wynn Macau and Wynn Palace, to HK$73.0 million as at 30 June 2017 from HK$37.0 million as at 31 December 2016. At the end of each month, any commissions outstanding are cleared no later than the fifth business day of the succeeding month and prior to the advancement of any further funds to a gaming promoter. We believe we have developed strong relationships with our gaming promoters. Our commission percentages have remained stable throughout our operating history. In addition to commissions, gaming promoters each receive a monthly complimentary allowance based on a percentage of the turnover its clients generate. The allowance is available for room, food and beverage and other products and services for discretionary use with the gaming promoter’s clients. Gaming promoters may experience certain difficulties in their Macau operations, including intensified competition in attracting patrons to come to Macau depending on certain factors, including Chinese government policies. These factors may cause gaming promoters to face a decrease in liquidity, limiting their ability to grant credit to their patrons, and difficulties in collecting credit they extend.

12 Wynn Macau, Limited Management Discussion and Analysis Premium Credit Play We selectively extend credit to our VIP players contingent upon our marketing team’s knowledge of the players, their financial background and payment history. We follow a series of credit procedures and require various signed documents from each credit recipient that are intended to ensure that, among other things, if permitted by applicable law, the debt can be legally enforced in the jurisdiction where the player resides. In the event the player does not reside in a jurisdiction where gaming debts are legally enforceable, we can attempt to assert jurisdiction over assets the player maintains in jurisdictions where gaming debts are recognized. In addition, we typically require a check in the amount of the applicable credit line from credit players, collateralizing the credit we grant. Number and Mix of Table Games and Slot Machines The mix of VIP table games, mass table games and slot machines in operation at our resorts changes from time to time as a result of marketing and operating strategies in response to changing market demand and industry competition. The shift in the mix of our games will affect casino profitability. ADJUSTED EBITDA Adjusted EBITDA is earnings before finance costs, finance revenues, net foreign currency differences, changes in fair value of interest rate swaps, taxes, depreciation and amortization, pre- opening costs, property charges and other, share-based payments, Wynn Macau, Limited corporate expenses, and other non-operating income and expenses. Adjusted EBITDA is presented exclusively as a supplemental disclosure because our Directors believe that it is widely used to measure the performance, and as a basis for valuation, of gaming companies. Our Adjusted EBITDA presented herein also differs from the Adjusted Property EBITDA presented by Wynn Resorts, Limited for its Macau segments in its filings with the SEC, primarily due to the inclusion of license fees, adjustments for IFRS differences with U.S. GAAP, corporate support and other support services in arriving at operating profit.

13Interim Report 2017 Management Discussion and Analysis The following table sets forth a quantitative reconciliation of Adjusted EBITDA to its most directly comparable IFRS measurement and operating profit. For the Six Months Ended 30 June 2017 2016 HK$ HK$ (in thousands) Operating profit 2,367,461 1,460,382 Add Depreciation and amortization 1,393,098 464,141 Pre-opening costs — 507,755 Property charges and other 7,739 8,897 Share-based payments 62,339 64,015 Wynn Macau, Limited corporate expenses 40,202 42,532 Adjusted EBITDA 3,870,839 2,547,722

14 Wynn Macau, Limited Management Discussion and Analysis REVIEW OF HISTORICAL OPERATING RESULTS Summary Breakdown Table The following table presents certain selected statement of profit or loss and other comprehensive income line items and certain other data. For the Six Months Ended 30 June 2017 2016 HK$ HK$ (in thousands) Wynn Macau: Casino revenues(1) 9,381,784 9,153,749 Rooms(2) 55,464 62,909 Food and beverage(2) 98,147 107,554 Retail and other(2) 333,933 365,613 Wynn Palace(5): Casino revenues(1) 6,221,613 — Rooms(2) 186,678 — Food and beverage(2) 159,171 — Retail and other(2) 354,141 — Total operating revenues 16,790,931 9,689,825

Interim Report 2017 | 15

Management Discussion and Analysis

	For the Six Months Ended 30 June	
	2017	2016
	HK$	HK$
	(in thousands, except for averages, daily win figures and number of tables and slot machines)	
Wynn Macau:		
VIP:		
VIP table games turnover	**227,814,358**	196,601,773
VIP gross table games win[(1)]	**7,813,649**	6,599,211
VIP gross table games win as a percentage of turnover (calculated before commission)	**3.4%**	3.4%
Average number of gaming tables[(3)]	**92**	186
Daily gross win per gaming table[(4)]	**467,491**	194,581
Mass market:		
Mass market table drop	**17,134,027**	18,510,203
Mass market gross table games win[(1)]	**3,361,009**	3,733,204
Mass market gross table games win percentage	**19.6%**	20.2%
Average number of gaming tables[(3)]	**204**	242
Daily gross win per gaming table[(4)]	**90,934**	84,874
Slot machine handle	**13,404,479**	14,780,922
Slot machine win[(1)]	**601,147**	643,294
Average number of slots[(3)]	**901**	778
Average daily win per slot[(4)]	**3,684**	4,542
Wynn Palace[(5)]:		
VIP:		
VIP table games turnover	**176,024,577**	—
VIP gross table games win[(1)]	**4,564,856**	—
VIP gross table games win as a percentage of turnover (calculated before commission)	**2.6%**	—
Average number of gaming tables[(3)]	**98**	—
Daily gross win per gaming table[(4)]	**257,552**	—

16 Wynn Macau, Limited

Management Discussion and Analysis

	For the Six Months Ended 30 June	
	2017	2016
	HK$	HK$
	(in thousands, except for averages, daily win figures and number of tables and slot machines)	
Mass market:		
Mass market table drop	**11,650,519**	—
Mass market gross table games win[(1)]	**2,605,054**	—
Mass market gross table games win percentage	**22.4%**	—
Average number of gaming tables[(3)]	**206**	—
Daily gross win per gaming table[(4)]	**69,846**	—
Slot machine handle	**10,224,074**	—
Slot machine win[(1)]	**530,811**	—
Average number of slots[(3)]	**1,011**	—
Average daily win per slot[(4)]	**2,902**	—

Notes:

(1) Total casino revenues do not equal the sum of "VIP gross table games win", "mass market gross table games win" and "slot machine win" because casino revenues are reported net of the relevant commissions. The following table presents a reconciliation of the sum of "VIP gross table games win", "mass market gross table games win" and "slot machine win" to total casino revenues.

	For the Six Months Ended 30 June	
	2017	2016
	HK$	HK$
	(in thousands)	
VIP gross table games win	**12,378,505**	6,599,211
Mass market gross table games win	**5,966,063**	3,733,204
Slot machine win	**1,131,958**	643,294
Poker revenues	**78,188**	79,417
Commissions	**(3,951,317)**	(1,901,377)
Total casino revenues	**15,603,397**	9,153,749

17Interim Report 2017 Management Discussion and Analysis (2) Promotional allowances are excluded from revenues in the accompanying condensed consolidated statement of profit or loss and other comprehensive income prepared in accordance with IFRS. Management also evaluates non-casino revenues on an adjusted basis when assessing performance. The following table presents a reconciliation of net non-casino revenues as reported in our condensed consolidated statement of profit or loss and other comprehensive income to gross non-casino revenues calculated on the adjusted basis. The adjusted non-casino revenues as presented below are used for management reporting purposes and are not representative of revenues as determined under IAS 18. For the Six Months Ended 30 June 2017 2016 HK$ HK$ (in thousands) Room revenues 242,142 62,909 Promotional allowances 739,696 401,013 Adjusted room revenues 981,838 463,922 Food and beverage revenues 257,318 107,554 Promotional allowances 282,249 174,135 Adjusted food and beverage revenues 539,567 281,689 Retail and other revenues 688,074 365,613 Promotional allowances 50,689 14,192 Adjusted retail and other revenues 738,763 379,805 (3) For purposes of this table, we calculate average number of gaming tables and average number of slots as the average numbers of gaming tables and slot machines in service on each day in the period. (4) Daily gross win per gaming table and daily win per slot are presented in this table on the basis of the average number of gaming tables and average number of slots, respectively, over the number of days Wynn Macau, Encore, and Wynn Palace were open in the applicable period. In addition, the total table games win figures used herein do not correspond to casino revenues figures in our financial information, because figures in our financial information are calculated net of commissions and the total table games win herein is calculated before commissions. (5) Wynn Palace opened on 22 August 2016.

18 Wynn Macau, Limited Management Discussion and Analysis Discussion of Results of Operations Financial results for the six months ended 30 June 2017 compared to financial results for the six months ended 30 June 2016 Operating Revenues Total operating revenues increased 73.3% from HK$9.7 billion in the six months ended 30 June 2016 to HK$16.8 billion in the six months ended 30 June 2017. This increase was primarily due to the opening of Wynn Palace on 22 August 2016 and an increase from Wynn Macau driven by higher VIP gaming volumes in the six months ended 30 June 2017 compared to the six months ended 30 June 2016. Casino Revenues Casino revenues increased 70.5% from HK$9.2 billion (94.5% of total operating revenues) in the six months ended 30 June 2016 to HK$15.6 billion (92.9% of total operating revenues) in the six months ended 30 June 2017. The components and reasons are as follows: VIP casino gaming operations. VIP gross table games win increased by 87.6%, from HK$6.6 billion in the six months ended 30 June 2016 to HK$12.4 billion in the six months ended 30 June 2017. The increase was due to VIP gross table games win of HK$4.6 billion from Wynn Palace and an increase of 18.4% in Wynn Macau VIP gross table games win. The increase in Wynn Macau VIP gross table games win was primarily driven by an increase in business volumes, with VIP table games turnover up 15.9%, from HK$196.6 billion in the six months ended 30 June 2016 to HK$227.8 billion in the six months ended 30 June 2017. Wynn Macau VIP gross table games win as a percentage of turnover (calculated before commissions) remained flat at 3.4% in the six months ended 30 June 2017, which was above our expected range of 2.7% to 3.0%. Mass market casino gaming operations. Mass market gross table games win increased by 59.8%, from HK$3.7 billion in the six months ended 30 June 2016 to HK$6.0 billion in the six months ended 30 June 2017. The increase was due to mass market gross table win of HK$2.6 billion from Wynn Palace, partially offset by a HK$372.2 million decrease at Wynn Macau. The decline in Wynn Macau mass market gross table win was driven by a decrease in mass market table drop from HK$18.5 billion in the six months ended 30 June 2016 to HK$17.1 billion in the six months ended 30 June 2017 and a decrease in the mass market gross table games win percentage from 20.2% in the six months ended 30 June 2016 to 19.6% in the six months ended 30 June 2017.

19Interim Report 2017 Management Discussion and Analysis Slot machine gaming operations. Slot machine win increased by 76.0% from HK$643.3 million in the six months ended 30 June 2016 to HK$1.1 billion in the six months ended 30 June 2017. The increase was due to slot machine win of HK$530.8 million from Wynn Palace, partially offset by a HK$42.1 million decrease at Wynn Macau. The decline in Wynn Macau slot machine win was primarily driven by a decrease in business volumes, with slot machine handle down 9.3% from HK$14.8 billion in the six months ended 30 June 2016 to HK$13.4 billion in the six months ended 30 June 2017. Non-casino Revenues Net non-casino revenues, which include rooms, food and beverage and retail and other revenues, increased by 121.5% from HK$536.1 million (5.5% of total operating revenues) in the six months ended 30 June 2016 to HK$1.2 billion (7.1% of total operating revenues) in the six months ended 30 June 2017. The increase in non-casino revenues was largely due to the opening of Wynn Palace on 22 August 2016. Room. Our room revenues, which exclude promotional allowances in our condensed consolidated statement of profit or loss and other comprehensive income, increased by 284.9% from HK$62.9 million in the six months ended 30 June 2016 to HK$242.1 million in the six months ended 30 June 2017. Management also evaluates room revenues on an adjusted basis which include promotional allowances when assessing performance. Adjusted room revenues including promotional allowances increased by 111.6% from HK$463.9 million in the six months ended 30 June 2016 to HK$981.8 million in the six months ended 30 June 2017.

20 Wynn Macau, Limited Management Discussion and Analysis The following table presents additional information about our adjusted room revenues for Wynn Macau and Wynn Palace (which include promotional allowances): Adjusted room revenues information For the Six Months Ended 30 June 2017 2016 Wynn Macau: Adjusted Average Daily Rate (includes promotional allowances of HK$1,754 in the six months ended 30 June 2017 and HK$2,171 in the six months ended 30 June 2016) HK$2,033 HK$2,505 Occupancy 96.6% 93.1% Adjusted REVPAR (includes promotional allowances of HK$1,695 in the six months ended 30 June 2017 and HK$2,022 in the six months ended 30 June 2016) HK$1,964 HK$2,333 Wynn Palace#: Adjusted Average Daily Rate (includes promotional allowances of HK$1,298 in the six months ended 30 June 2017 and nil in the six months ended 30 June 2016) HK$1,906 — Occupancy 95.9% — Adjusted REVPAR (includes promotional allowances of HK$1,244 in the six months ended 30 June 2017 and nil in the six months ended 30 June 2016) HK$1,827 — # Wynn Palace opened on 22 August 2016. Food and beverage. Food and beverage revenues, which exclude promotional allowances in our condensed consolidated statement of profit or loss and other comprehensive income, increased by 139.2% from HK$107.6 million in the six months ended 30 June 2016 to HK$257.3 million in the six months ended 30 June 2017.

21Interim Report 2017 Management Discussion and Analysis Management also evaluates food and beverage revenues on an adjusted basis including promotional allowances when assessing performance. Food and beverage revenues adjusted to include these promotional allowances increased by 91.5% from HK$281.7 million in the six months ended 30 June 2016 to HK$539.6 million in the six months ended 30 June 2017. Retail and other. Our retail and other revenues, which exclude promotional allowances in our condensed consolidated statement of profit or loss and other comprehensive income, increased by 88.2% from HK$365.6 million in the six months ended 30 June 2016 to HK$688.1 million in the six months ended 30 June 2017. Management also evaluates retail and other revenues on an adjusted basis which includes promotional allowances when assessing performance. Adjusted retail and other revenues including promotional allowances increased by 94.5% from HK$379.8 million in the six months ended 30 June 2016 to HK$738.8 million in the six months ended 30 June 2017. Operating Costs and Expenses Gaming taxes and premiums. Gaming taxes and premiums increased by 76.6% from HK$4.4 billion in the six months ended 30 June 2016 to HK$7.8 billion in the six months ended 30 June 2017. This increase from 2016 to 2017 was due primarily to gross gaming win generated after the opening of Wynn Palace on 22 August 2016. The increase was commensurate with the 70.5% increase in casino revenues. WRM is subject to a 35% gaming tax on gross gaming win. In addition, WRM is also required to pay 4% of its gross gaming win as contributions for public development and social facilities. Staff costs. Staff costs increased by 30.8% from HK$1.8 billion in the six months ended 30 June 2016 to HK$2.3 billion in the six months ended 30 June 2017. The increase was due to increased headcount for the operation of Wynn Palace. Other operating expenses. Other operating expenses increased by 84.4% from HK$1.6 billion in the six months ended 30 June 2016 to HK$3.0 billion in the six months ended 30 June 2017, driven mainly by increase in business volume related expenses such as gaming promoters’ commissions, license fees, cost of sales, advertising and promotion expenditures and other expenses, all primarily due to the operating of Wynn Palace. The increase in business volume related expenses was partially offset by a HK$21.8 million decrease in provision for doubtful accounts. The change in the provision was primarily due to increased collection of casino accounts receivable that resulted in the reversal of previously recorded allowance for doubtful accounts.

22 Wynn Macau, Limited Management Discussion and Analysis Depreciation and amortization. Depreciation and amortization in the six months ended 30 June 2016 increased 200.1% from HK$464.1 million to HK$1.4 billion in the six months ended 30 June 2017. The increase was primarily due to the opening of Wynn Palace with the associated buildings and improvements and furniture, fixtures and equipment being placed in service. Property charges and other. Property charges and other decreased from HK$8.9 million in the six months ended 30 June 2016 to HK$7.7 million in the six months ended 30 June 2017. Amounts in each period represent the gain/loss on the sale of equipment and other assets as well as costs related to assets retired or abandoned as a result of renovating certain assets of the Company in response to customer preferences and changes in market demand. As a result of the foregoing, total operating costs and expenses increased by 75.3%, from HK$8.2 billion in the six months ended 30 June 2016 to HK$14.4 billion in the six months ended 30 June 2017. Finance Revenues Finance revenues decreased from HK$19.2 million in the six months ended 30 June 2016 to HK$5.0 million in the six months ended 30 June 2017. The decrease was primarily due to holding lower average cash balances in the six months ended 30 June 2017 compared to 2016. During 2017 and 2016, our short-term investment strategy has been to preserve capital while retaining sufficient liquidity. The majority of our cash equivalents were primarily in time deposits and fixed deposits with a maturity of three months or less. Finance Costs Finance costs increased by 113.3%, from HK$293.4 million in the six months ended 30 June 2016 to HK$625.8 million in the six months ended 30 June 2017. The increase in finance costs was driven by the decrease in capitalized interest from HK$331.2 million in the six months ended 30 June 2016 to nil in the six months ended 30 June 2017 due to the completion of Wynn Palace construction activities in August 2016. Interest Rate Swaps As required under the terms of the Wynn Macau Credit Facilities, we have entered into agreements which swap a portion of the interest on our loans from floating to fixed rates. These transactions do not qualify for hedge accounting. Changes in the fair value of our interest rate swaps are recorded as an increase or decrease in swap fair value during each period. During the six months ended 30 June 2017 and 30 June 2016, we recorded a loss of HK$8.2 million and HK$22.2 million, respectively, resulting from the movement in the fair value of our interest rate swaps. These interest rate swaps expired in July 2017.

23Interim Report 2017 Management Discussion and Analysis Income Tax Expense In the six months ended 30 June 2017, our income tax expense was HK$6.2 million, compared to an income tax expense of HK$7.5 million in the six months ended 30 June 2016. Our tax expense for the six months ended 30 June 2017 and 2016 primarily relates to the current tax expense recorded by our subsidiaries owning WRM’s shares under the WRM Shareholder Dividend Tax Agreement. Net Profit Attributable to Owners of the Company As a result of the foregoing, compared to HK$1.1 billion for the six months ended 30 June 2016, net profit attributable to owners of the Company was HK$1.6 billion for the six months ended 30 June 2017. LIQUIDITY AND CAPITAL RESOURCES Capital Resources Since the opening of Wynn Macau and Wynn Palace on 6 September 2006 and 22 August 2016, respectively, we have generally funded our working capital and recurring expenses as well as capital expenditures from cash flow from operations and cash on hand. Our cash balances as at 30 June 2017 were approximately HK$2.3 billion. This cash is available for operations, new development activities, enhancements to our operating properties, debt service and retirement and general corporate purposes. On 30 September 2015, WRM expanded the availability of borrowings under its senior secured bank facility to approximately HK$23.8 billion consisting of an approximately HK$18.0 billion fully funded senior secured term loan facility and an approximately HK$5.8 billion senior secured revolving credit facility. WRM also has the ability to upsize the total senior secured facilities by approximately an additional HK$7.8 billion equivalent (US$1.0 billion) pursuant to the terms and provisions of the agreement for the Wynn Macau Credit Facilities. As at 30 June 2017, the Group had approximately HK$4.3 billion of available borrowing capacity under the Wynn Macau Credit Facilities. The Company issued 5.25% fixed rate, unsecured senior notes due 2021 with an aggregate principal amount of US$1.35 billion (approximately HK$10.5 billion) for working capital requirements and general corporate purposes. On 18 July 2016, WMLF entered into an agreement as the borrower of a revolving credit facility for initially up to HK$1.5 billion (approximately US$198.4 million) with Bank of China Limited, Macau Branch as the lender. On 25 October 2016, the WMLF Revolving Credit Facility was amended and upsized, increasing the available borrowing capacity to HK$3.9 billion (approximately US$495.9 million). The WMLF Revolving Credit Facility matures in July 2018 at which time any outstanding borrowings must be repaid. As at 30 June 2017, the Group had HK$3.9 billion available borrowing capacity under the WMLF Revolving Credit Facility.

24 Wynn Macau, Limited Management Discussion and Analysis Gearing Ratio The gearing ratio is a key indicator of our Group’s capital structure. The gearing ratio is net debt divided by total capital plus net debt. The table below presents the calculation of our gearing ratio. As at 30 June 2017 31 December 2016 HK$ HK$ (in thousands except for percentages) Interest-bearing borrowings 29,787,136 32,169,888 Accounts payable 519,129 525,501 Construction and retentions payables 1,007,158 1,168,326 Other payables and accruals 7,671,339 6,191,037 Amounts due to related companies 187,157 202,298 Other liabilities 217,386 222,932 Less: cash and cash equivalents (2,341,980) (2,591,442) restricted cash and cash equivalents (18,825) (22,109) Net debt 37,028,500 37,866,431 Equity 1,933,896 2,453,064 Total capital 1,933,896 2,453,064 Capital and net debt 38,962,396 40,319,495 Gearing ratio 95.0% 93.9%

25Interim Report 2017 Management Discussion and Analysis Cash Flows The following table presents a summary of the Group’s cash flows. For the Six Months Ended 30 June 2017 2016 HK$ HK$ (in millions) Net cash generated from operating activities 5,434.9 1,990.2 Net cash used in investing activities (395.3) (3,370.3) Net cash used in financing activities (5,291.1) (2,363.5) Net decrease in cash and cash equivalents (251.5) (3,743.6) Cash and cash equivalents at beginning of period 2,591.4 6,731.4 Effect of foreign exchange rate changes, net 2.1 3.7 Cash and cash equivalents at end of period 2,342.0 2,991.5 Net cash generated from operating activities Our net cash generated from operating activities is primarily affected by changes in our working capital and operating profit generated by our Macau Operations. Net cash from operating activities was HK$5.4 billion for the six months ended 30 June 2017, compared to HK$2.0 billion for the six months ended 30 June 2016. Operating profit was HK$2.4 billion for the six months ended 30 June 2017, compared to HK$1.5 billion for the six months ended 30 June 2016. The increase in net cash from operating activities was primarily attributable to the changes in working capital and the increase in operating profit. Net cash used in investing activities Net cash used in investing activities was HK$395.3 million for the six months ended 30 June 2017, compared to HK$3.4 billion for the six months ended 30 June 2016. Net cash used in the six months ended 30 June 2017 included capital expenditures of HK$401.4 million for renovations to enhance and refine the Macau Operations, partially offset by HK$4.8 million of interest receipts and HK$1.4 million in proceeds from the sale of property and equipment and other assets. Net cash used in the six months ended 30 June 2016 primarily included capital expenditures of HK$3.1 billion for both Wynn Palace construction costs and renovations to enhance and refine the Wynn Macau operations and fine arts acquisition cost of HK$263.2 million.

26 Wynn Macau, Limited Management Discussion and Analysis Net cash used in financing activities Net cash used in financing activities was HK$5.3 billion during the six months ended 30 June 2017, compared to HK$2.4 billion during the six months ended 30 June 2016. During the six months ended 30 June 2017, the net cash used in financing activities was primarily due to a HK$2.2 billion final dividend payment made in June 2017, repayments of HK$2.1 billion on the senior revolving credit facility of the Wynn Macau Credit Facilities, a HK$1.5 billion repayment of the WMLF Revolving Credit Facility and HK$550.9 million of interest payments, partially offset by receipts of HK$1.0 billion proceeds from the senior revolving credit facility of the Wynn Macau Credit Facilities. During the six months ended 30 June 2016, the net cash used in financing activities was primarily due to a HK$3.1 billion special dividend payment made in April 2016, HK$221.1 million of interest payments and a HK$124.0 million payment for land premiums, partially offset by receipts of HK$1.2 billion proceeds from the senior revolving credit facility of the Wynn Macau Credit Facilities. Indebtedness The following table presents a summary of our indebtedness. Indebtedness information As at 30 June 2017 31 December 2016 HK$ HK$ (in thousands) Bank loans 19,515,928 22,003,178 Senior notes 10,564,477 10,498,819 Less: debt financing costs, net (293,269) (332,109) Total interest-bearing borrowings 29,787,136 32,169,888

27Interim Report 2017 Management Discussion and Analysis Wynn Macau Credit Facilities Overview As at 30 June 2017, the Wynn Macau Credit Facilities consisted of approximately HK$23.8 billion equivalent in a combination of Hong Kong dollar and U.S. dollar facilities, including an approximately HK$18.0 billion equivalent fully funded senior term loan facility and an approximately HK$5.8 billion equivalent senior revolving credit facility. There is also an option to upsize the total senior secured credit facilities by approximately an additional HK$7.8 billion equivalent (US$1.0 billion) under the Wynn Macau Credit Facilities and related agreements upon the satisfaction of various conditions. The borrowings under the Wynn Macau Credit Facilities were used to refinance WRM’s indebtedness in 2015 and for a variety of purposes, including to fund the construction and development of Wynn Palace and for general corporate purposes. The HK$18.0 billion equivalent term loan facility is repayable in graduating installments of between 2.50% to 7.33% of the principal amount on a quarterly basis commencing December 2018, with a final installment of 50% of the principal amount repayable in September 2021. The final maturity of any outstanding borrowings from the revolving credit facility is September 2020, by which time any outstanding borrowings from the revolving loans must be repaid. The borrowings under the Wynn Macau Credit Facilities bear interest at LIBOR or HIBOR plus a margin of 1.50% to 2.25% per annum based on WRM’s leverage ratio. Customary fees and expenses were paid by WRM in connection with the Wynn Macau Credit Facilities. Security and Guarantees Borrowings under the Wynn Macau Credit Facilities are guaranteed by Palo and by certain subsidiaries of the Company that own equity interests in WRM, and are secured by substantially all of the assets of, and equity interests in WRM and Palo. With respect to the Concession Agreement and WRM’s land concession agreement, the WRM lenders have certain cure rights and consultation rights with the Macau government in the event of an enforcement action by the lenders.

28 Wynn Macau, Limited Management Discussion and Analysis Second Ranking Lender WRM is also a party to a bank guarantee reimbursement agreement with Banco Nacional Ultramarino S.A. to secure a guarantee in favor of the Macau government as required under the Concession Agreement. The amount of this guarantee is MOP300 million (approximately HK$291.3 million) and it lasts until 180 days after the end of the term of the Concession Agreement. The guarantee assures WRM’s performance under the Concession Agreement, including the payment of certain premiums, fines and indemnities for breach. The guarantee is secured by a second priority security interest in the same collateral package securing the Wynn Macau Credit Facilities. Other Terms The Wynn Macau Credit Facilities contain representations, warranties, covenants and events of default customary for casino development financings in Macau. The Directors confirm that there is no non-compliance with the financial covenants or general covenants contained in the Wynn Macau Credit Facilities. The Company is not a party to the credit facilities agreement and related agreements and has no rights or obligations thereunder. The Group had approximately HK$4.3 billion available to draw under the revolving credit facility of the Wynn Macau Credit Facilities as at 30 June 2017. WML 2021 Notes The Company issued 5.25% fixed rate unsecured senior notes due on 15 October 2021 with an aggregate principal amount of US$1.35 billion (approximately HK$10.5 billion). The Company used the net proceeds from the offering of the WML 2021 Notes for working capital requirements and general corporate purposes. The WML 2021 Notes are listed on the Hong Kong Stock Exchange.

29Interim Report 2017 Management Discussion and Analysis WMLF Revolving Credit Facility On 18 July 2016, WMLF entered into an agreement as the borrower of a revolving credit facility for initially up to HK$1.5 billion (approximately US$198.4 million) with Bank of China Limited, Macau Branch as the lender. Borrowings under the WMLF Revolving Credit Facility are secured by pledged US$ deposits of initially up to US$200.0 million (approximately HK$1.6 billion) placed by WRL in a pledged account at Bank of China Limited, Macau Branch. Borrowings under the WMLF Revolving Credit Facility are used for working capital requirements and general corporate purposes. The final maturity of any outstanding borrowings under the WMLF Revolving Credit Facility is 18 July 2018, by which time any outstanding borrowings must be repaid in full. The borrowings under the WMLF Revolving Credit Facility bear interest initially at 1.50% per annum, such rate calculated as the interest rate paid by Bank of China Limited, Macau Branch to WRL in respect of the US$ deposits in the pledged account at Bank of China Limited, Macau Branch plus a margin of 0.40%. Under the terms of the agreement, mandatory repayment is required upon a change in control or material adverse effect (as defined in the agreement). On 25 October 2016, the WMLF Revolving Credit Facility was amended and upsized, increasing the available borrowing capacity to HK$3.9 billion (approximately US$495.9 million). The terms of the borrowing for the increased principal amount under the amendment are equivalent to the terms of the original credit agreement, including the requirement for cash collateral to be deposited and pledged with the lender, and interest is borne at the same rate as described above. As at 30 June 2017, the Group had no outstanding amounts under the WMLF Revolving Credit Facility and the full HK$3.9 billion available.

30 Wynn Macau, Limited Management Discussion and Analysis QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK Market risk is the risk of loss arising from adverse changes in market rates and conditions, such as interest rates, and foreign currency exchange rates. Foreign Currency Exchange Risks The financial statements of foreign operations are translated into Hong Kong dollars, the Company’s functional and presentation currency, for incorporation into the condensed consolidated financial statements. The majority of our assets and liabilities are denominated in U.S. dollars, Hong Kong dollars and Macau patacas, and there are no significant assets and liabilities denominated in other currencies. Assets and liabilities are translated at the prevailing foreign exchange rates in effect at the end of the reporting period. Income, expenditures and cash flow items are measured at the actual foreign exchange rates or average foreign exchange rates for the period. The Hong Kong dollar is linked to the U.S. dollar and the exchange rate between these two currencies has remained relatively stable over the past several years. The Macau pataca is pegged to the Hong Kong dollar, and in many cases the two currencies are used interchangeably in Macau. However, the exchange linkages of the Hong Kong dollar and the Macau pataca, and the Hong Kong dollar and the U.S. dollar, are subject to potential changes due to, among other things, changes in governmental policies and international economic and political developments. We attempt to manage exposure to foreign currency exchange risks associated with future scheduled interest payments through the use of foreign currency forward contracts. These contracts involve the exchange of one currency for a second currency at a future date and are with a counter- party, which is a major international financial institution. Interest Rate Risks One of our primary exposures to market risk is interest rate risk associated with our credit facilities, which bear interest based on floating rates. We attempt to manage interest rate risk by managing the mix of long-term fixed rate borrowings and variable rate borrowings supplemented by hedging activities as considered necessary. We cannot assure you that these risk management strategies will have the desired effect, and interest rate fluctuations could have a negative impact on our results of operations.

31Interim Report 2017 Management Discussion and Analysis As at 30 June 2017, the Group had three interest rate swap agreements intended to manage a portion of the underlying interest rate risk on borrowings under the Wynn Macau Credit Facilities. Under two swap agreements, the Group pays a fixed interest rate of 0.73% on borrowings of approximately HK$3.95 billion incurred under the Wynn Macau Credit Facilities in exchange for receipts on the same amount at a variable interest rate based on the applicable HIBOR at the time of payment. These interest rate swaps fixed the all-in interest rate on approximately HK$3.95 billion of borrowings under the Wynn Macau Credit Facilities at 2.23% to 2.98% and expired in July 2017. Under the third swap agreement, the Group pays a fixed interest rate of 0.6763% on borrowing of US$243.8 million (approximately HK$1.9 billion) incurred under the Wynn Macau Credit Facilities in exchange for receipts on the same amount at a variable interest rate based on the applicable LIBOR at the time of payment. This interest rate swap fixed the all-in interest rate on US$243.8 million (approximately HK$1.9 billion) of borrowings under the Wynn Macau Credit Facilities at 2.18% to 2.93% and expired in July 2017. The carrying value of these interest rate swaps on the condensed consolidated statement of financial position approximates its fair value. The fair value approximates the amount the Group would pay or receive if these contracts were settled at the respective valuation dates. Fair value is estimated based upon current, and predictions of future interest rate levels along a yield curve, the remaining duration of the instruments and other market conditions and, therefore, is subject to significant estimation and a high degree of variability of fluctuation between periods. We adjust this amount by applying a non-performance valuation, considering our creditworthiness or the creditworthiness of our counterparties at each settlement date, as applicable. These transactions do not qualify for hedge accounting. Accordingly, changes in the fair values during the six months ended 30 June 2017 and 2016, were charged to the condensed consolidated statement of profit or loss and other comprehensive income. To the extent there are any liabilities of the Group under the swap agreement, such liabilities are secured by the same collateral package securing the Wynn Macau Credit Facilities.

32 Wynn Macau, Limited Management Discussion and Analysis OFF BALANCE SHEET ARRANGEMENTS We have not entered into any transactions with special purpose entities nor do we engage in any transactions involving derivatives except for interest rate swaps and foreign currency forward contracts. We do not have any retained or contingent interest in assets transferred to an unconsolidated entity. OTHER LIQUIDITY MATTERS We expect to fund our operations and capital expenditure requirements from operating cash flows, cash on hand and availability under our credit facilities. However, we cannot be sure that operating cash flows will be sufficient for those purposes. We may refinance all or a portion of our indebtedness on or before maturity. We cannot be sure that we will be able to refinance any of the indebtedness on acceptable terms or at all. New business developments or other unforeseen events may occur, resulting in the need to raise additional funds. There can be no assurances regarding the business prospects with respect to any other opportunity. Any other development would require us to obtain additional financing. In the ordinary course of business, in response to market demands and client preferences, and in order to increase revenues, we have made and will continue to make enhancements and refinements to our resorts. We have incurred and will continue to incur capital expenditures related to these enhancements and refinements. Taking into consideration our financial resources, including our cash and cash equivalents, internally generated funds and availability under our credit facilities, we believe that we have sufficient liquid assets to meet our current and anticipated working capital and operating requirements. RELATED PARTY TRANSACTIONS For details of the related party transactions, see note 17 to the interim financial information. Our Directors confirm that all related party transactions have been conducted on normal commercial terms, and that their terms are fair and reasonable.

33Interim Report 2017 Directors and Senior Management OUR DIRECTORS The following table presents certain information in respect of the members of our Board. Members of our Board Name Age Position Date of Appointment as a Director Stephen A. Wynn 75 Chairman of the Board, Executive Director and Chief Executive Officer 16 September 2009 Ian Michael Coughlan 58 Executive Director and President 16 September 2009 Linda Chen 50 Executive Director and Chief Operating Officer 16 September 2009 Matthew O. Maddox 41 Non-executive Director 28 March 2013 Kim Sinatra 57 Non-executive Director 1 April 2017 Allan Zeman, GBM, GBS, JP 69 Vice-chairman of the Board and Independent Non-executive Director 16 September 2009 Jeffrey Kin-fung Lam, GBS, JP 65 Independent Non-executive Director 16 September 2009 Bruce Rockowitz 58 Independent Non-executive Director 16 September 2009 Nicholas Sallnow-Smith 67 Independent Non-executive Director 16 September 2009

34 Wynn Macau, Limited Directors and Senior Management The biography of each Director is set out below: Executive Directors Mr. Stephen A. Wynn, aged 75, has been a Director of the Company since its inception and an executive Director, the Chairman of the Board of Directors and Chief Executive Officer of the Company since 16 September 2009. Mr. Wynn was also the President of the Company from September 2009 to January 2014. Mr. Wynn has served as Director, Chairman and Chief Executive Officer of WRM since October 2001. Mr. Wynn has also served as Chairman and Chief Executive Officer of Wynn Resorts, Limited since June 2002. Mr. Wynn has over 45 years of experience in the gaming casino industry. Mr. Wynn also serves as an officer and/or director of several subsidiaries of Wynn Resorts, Limited. During his time as Chairman, Chief Executive Officer and President of Mirage Resorts, Mr. Wynn developed, opened and operated The Mirage, Treasure Island and Bellagio in 1989, 1993 and 1998, respectively. In 2011, Barron’s ranked Mr. Wynn as one of the world’s 30 best CEOs. In February 2017, Mr. Wynn was named the Finance Chairman of the Republican National Committee. Mr. Ian Michael Coughlan, aged 58, has been the President of the Company since 30 September 2016 and an executive Director of the Company since 16 September 2009. Mr. Coughlan was the President of WRM from July 2007 until March 2017 when he relinquished this role after his appointment as President of the Company and the assumption of all responsibility for the Group. Mr. Coughlan is responsible for the entire operation and development of both Wynn Macau and Wynn Palace. Prior to these roles, Mr. Coughlan was Director of Hotel Operations — Worldwide for Wynn Resorts, Limited. Mr. Coughlan has over 35 years of hospitality experience with leading hotels across Asia, Europe and the United States. Before joining Wynn Resorts, Limited, he spent ten years with The Peninsula Group, including posts as General Manager of The Peninsula Hong Kong from September 2004 to January 2007, and General Manager of The Peninsula Bangkok from September 1999 to August 2004. His previous assignments include senior management positions at The Oriental Singapore, and a number of Ritz-Carlton properties in the United States. Mr. Coughlan holds a Diploma from Shannon College of Hotel Management, Ireland.

35Interim Report 2017 Directors and Senior Management Ms. Linda Chen, aged 50, has been an executive Director and the Chief Operating Officer of the Company since 16 September 2009, Chief Operating Officer of WRM since June 2002 and President of WRM since March 2017. Ms. Chen is also the Executive Director of WRM. Ms. Chen is responsible for the marketing and strategic development of WRM. Ms. Chen served as a director of Wynn Resorts, Limited from October 2007 to December 2012 and is the President of WIML. In these positions, she is responsible for the set-up of international marketing operations of Wynn Resorts, Limited. Prior to joining the Group, Ms. Chen was Executive Vice President — International Marketing at MGM Mirage, a role she held from June 2000 until May 2002, and was responsible for the international marketing operations for MGM Grand, Bellagio and The Mirage. Prior to this position, Ms. Chen served as the Executive Vice President of International Marketing for Bellagio and was involved with its opening in 1998. She was also involved in the opening of the MGM Grand in 1993 and The Mirage in 1989. Ms. Chen is also a member of the Nanjing Committee of the Chinese People’s Political Consultative Conference (Macau). Ms. Chen holds a Bachelor of Science Degree in Hotel Administration from Cornell University in 1989 and completed the Stanford Graduate School of Business Executive Development Program in 1997. Non-executive Directors Mr. Matthew O. Maddox, aged 41, has been a non-executive Director of the Company and a member of the Remuneration Committee since 28 March 2013. Since November 2013, he has served as the President of Wynn Resorts, Limited. From March 2008 to May 2014, Mr. Maddox was the Chief Financial Officer of Wynn Resorts, Limited. Since joining Wynn Resorts in 2002, Mr. Maddox has served as Wynn Resorts’ Senior Vice President of Business Development and Treasurer, as the Senior Vice President of Business Development for Wynn Las Vegas, LLC, as the Chief Financial Officer of WRM, and as Wynn Resorts’ Treasurer and Vice President-Investor Relations. Mr. Maddox also serves as an officer of several subsidiaries of Wynn Resorts, Limited. Prior to joining Wynn Resorts, Limited in 2002, Mr. Maddox worked in Corporate Finance for Caesars Entertainment, Inc. (formerly Park Place Entertainment, Inc.). Before joining Park Place Entertainment, Mr. Maddox worked as an investment banker for Bank of America Securities in the Mergers and Acquisitions Department. Ms. Kim Sinatra, aged 57, was appointed as a non-executive Director of the Company on 1 April 2017. Ms. Sinatra is the Executive Vice President, General Counsel and Secretary of Wynn Resorts, Limited, a position she has held since February 2006. She joined Wynn Resorts, Limited in January 2004 as Senior Vice President and General Counsel of its development activities. She also serves as an officer of several subsidiaries of Wynn Resorts, Limited. From 2000 to 2003, Ms. Sinatra served as Executive Vice President and Chief Legal Officer of Caesars Entertainment, Inc. (formerly Park Place Entertainment, Inc.). She has also served as General Counsel for The Griffin Group, Inc., Merv Griffin’s investment management company, and as a partner in the New York office of the law firm Gibson, Dunn & Crutcher LLP.

36 Wynn Macau, Limited Directors and Senior Management Independent non-executive Directors Dr. Allan Zeman, GBM, GBS, JP, aged 69, has been a Director of the Company since its inception and a non-executive Director of the Company since 16 September 2009 and is the Vice Chairman of the Company. Effective from 29 March 2014, Dr. Zeman became an independent non-executive Director of the Company. He was also a non-executive director of Wynn Resorts, Limited, from October 2002 to December 2012. Dr. Zeman founded The Colby International Group in 1975 to source and export fashion apparel to North America. In late 2000, The Colby International Group merged with Li & Fung Limited. Dr. Zeman is the Chairman of Lan Kwai Fong Holdings Limited. He is also the owner of Paradise Properties Group, a property developer in Thailand. Dr. Zeman is the Vice Patron of Hong Kong Community Chest, and serves as a director of the “Star” Ferry Company, Limited. Dr. Zeman also serves as an independent non-executive director of Pacific Century Premium Developments Limited, Sino Land Company Limited, Tsim Sha Tsui Properties Limited, Television Broadcasts Limited (TVB) and Global Brands Group Holding Limited, all of which are listed on the Hong Kong Stock Exchange. Having lived in Hong Kong for over 45 years, Dr. Zeman has been very involved in government services as well as community activities. Besides having been the Chairman of Hong Kong Ocean Park, a major theme park in Hong Kong, from July 2003 to June 2014 and is now a honorary advisor, he is also a member of the General Committee of the Hong Kong General Chamber of Commerce and Hong Kong China’s representative to the Asia-Pacific Economic Cooperation (APEC) Business Advisory Council (“ABAC HK Members”). Dr. Zeman is a member of the board of Governors of The Canadian Chamber of Commerce in Hong Kong. Dr. Zeman was a member of the Board of West Kowloon Cultural District Authority, and the chairman of its Performing Arts Committee from 2008 to 2016 and is now a honorary advisor. He is also the member of the Economic Development Commission Working Group on Convention and Exhibition Industries and Tourism of the Government of Hong Kong. In September 2014, Dr. Zeman was invited by former HKSAR Chief Executive Mr. CH Tung to be a Special Advisor to his Our Hong Kong Foundation, which is dedicated to promoting the long-term and overall interests of Hong Kong. In June 2015, Dr. Zeman was appointed as a Board Member of the Airport Authority of Hong Kong. In November 2015, Dr. Zeman was appointed to the board of directors of The Hong Kong Entrepreneurs Fund launched by Alibaba Group. In 2001, Dr. Zeman was appointed as a Justice of the Peace in Hong Kong. He was awarded the Gold Bauhinia Star in 2004 and the Grand Bauhinia Medal in 2011. In 2008, Dr. Zeman was awarded Business Person of the Year by the Hong Kong Business Award. In 2012, he was awarded Honorary Doctorate Degrees of Business Administration from City University of Hong Kong and University of Science and Technology of Hong Kong.

37Interim Report 2017 Directors and Senior Management Mr. Jeffrey Kin-fung Lam, GBS, JP, aged 65, has been an independent non-executive Director of the Company since 16 September 2009. Mr. Lam was appointed as a non-official member of the Executive Council of Hong Kong in October 2012. Mr. Lam is also a member of the National Committee of the Chinese People’s Political Consultative Conference and a member of the Legislative Council of Hong Kong. He is the Chairman of the Independent Commission Against Corruption (ICAC) Complaints Committee and Aviation Security Company Limited. He is also a member of the board of Airport Authority Hong Kong and a member of the Fight Crime Committee in Hong Kong. In April 2016, Mr. Lam was appointed as a director of the Hong Kong Mortgage Corporation Limited (HKMC). Mr. Lam is also a General Committee Member of the Hong Kong General Chamber of Commerce and the Vice-Chairman of The Hong Kong Shippers’ Council. In addition, Mr. Lam is an independent non-executive director of CC Land Holdings Limited, China Overseas Grand Oceans Group Limited, Chow Tai Fook Jewellery Group Limited and HNA Holding Group Co. Limited (formerly known as HNA International Investment Holdings Limited), all of which are listed on the Hong Kong Stock Exchange. He has served as the director on the board of Heifer International — Hong Kong since January 2016. Mr. Lam was also an independent non-executive director of Hsin Chong Construction Group Ltd. from August 2002 to May 2014 and Bracell Limited (formerly known as Sateri Holdings Limited) until November 2016. In 1996, Mr. Lam was appointed Justice of the Peace in Hong Kong and became a member of the Most Excellent Order of the British Empire. He was awarded the honor of the Gold Bauhinia Star in July 2011 and the Silver Bauhinia Star in 2004. Mr. Lam was conferred University Fellow of Tufts University in the United States and Hong Kong Polytechnic University in 1997 and in 2000, respectively.

38 Wynn Macau, Limited Directors and Senior Management Mr. Bruce Rockowitz, aged 58, has been an independent non-executive Director of the Company since 16 September 2009. Mr. Rockowitz has been appointed as the Chief Executive Officer, Vice Chairman and Executive Director of Global Brands Group Holding Limited, a company spun off from Li & Fung Limited and listed on the Hong Kong Stock Exchange in July 2014. Mr. Rockowitz joined Li & Fung Limited as Executive Director in 2001 until June 2014. He was the President of the Li & Fung Group from 2004 to 2011, and Group President and Chief Executive Officer from 2011 to June 2014. He was also the co-founder and Chief Executive Officer of Colby International Limited, a large Hong Kong buying agent, prior to its acquisition by Li & Fung in 2000. In addition to his positions at Li & Fung and Global Brands Group, Mr. Rockowitz is the non-executive director of The Pure Group, a lifestyle, fitness and yoga group operating in Hong Kong, Singapore, Taiwan and mainland China. He is a member of the Advisory Board for the Wharton School’s Jay H Baker Retailing Center, an industry research center for retail at the University of Pennsylvania. He is also a board member of the Education Foundation for Fashion Industries, the private fund-raising arm of the Fashion Institute of Technology, New York. In March 2012, he became a member of the Global Advisory Council of the Women’s Tennis Association (WTA). In 2008, Mr. Rockowitz was ranked first by Institutional Investor for Asia’s Best CEOs in the consumer category. In the years 2010 and 2011, he was also ranked as one of the world’s 30 best CEOs by Barron’s. In 2011, he was presented with the Alumni Achievement Award by the University of Vermont. In the years 2012 and 2017, Mr. Rockowitz was named Asia’s Best CEO at Corporate Governance Asia’s Excellence Recognition Awards, and he was also presented with an Asian Corporate Director Recognition Award by the same organization in 2012 and 2013. Mr. Nicholas Sallnow-Smith, aged 67, has been an independent non-executive Director of the Company since 16 September 2009. Mr. Sallnow-Smith also served as the Chairman and an independent non-executive director of Link Asset Management Limited (formerly The Link Management Limited) between April 2007 and March 2016, when he also served as Chairman of Link Asset Management Limited’s Finance and Investment, and Nominations Committees. Link Asset Management Limited is the manager to Link Real Estate Investment Trust (formerly The Link Real Estate Investment Trust), which is listed on the Hong Kong Stock Exchange. Mr. Sallnow-Smith is also a non-executive director of UCP Plc, which was listed on the London Stock Exchange. Prior to joining Link, Mr. Sallnow-Smith was Chief Executive of Hongkong Land Holdings Limited from February 2000 to March 2007. He has a wide ranging finance background in Asia and the United Kingdom for over 30 years, including his roles as Finance Director of Hongkong Land Holdings Limited from 1998 to 2000 and as Group Treasurer of Jardine Matheson Limited from 1993 to 1998.

Interim Report 2017 | 39

Directors and Senior Management

Mr. Sallnow-Smith's early career was spent in the British Civil Service, where he worked for Her Majesty's Treasury in Whitehall, London from 1975 to 1985. During that time, he was seconded for two years to Manufacturers Hanover London, working in export finance and in their merchant banking division, Manufacturers Hanover Limited. He left the Civil Service in 1985, following a period working in the International Finance section of H. M. Treasury on Paris Club and other international debt policy matters, and spent two years with Lloyds Merchant Bank before moving into the corporate sector in 1987. Mr. Sallnow-Smith served as the Convenor of the Hong Kong Association of Corporate Treasurers from 1996 to 2000, as Chairman of the Matilda Child Development Centre in 1994 and 1995 and as Chairman of the Matilda International Hospital from 2003 to 2005.

He is an Executive Committee member of the Hong Kong Youth Arts Foundation, a member of the Council of the Treasury Markets Association (Hong Kong Association of Corporate Treasurers Representative), and a member of the Board of Governors of Hong Kong Philharmonic Society Ltd. He was the Chairman of Manpower Committee of the Hong Kong General Chamber of Commerce from 2014 to 2016. He was previously the Chairman of the General Committee of The British Chamber of Commerce in Hong Kong from 2012 to 2014. He is also a director of The East Asian History of Science Foundation, and a Councillor of the Foundation for the Arts and Music in Asia Limited. He has been a member of the Financial Reporting Council of Hong Kong since December 2012. Mr. Sallnow-Smith was educated at Gonville & Caius College, Cambridge, and the University of Leicester and is a Fellow of the Association of Corporate Treasurers. He holds M.A. (Cantab) and M.A. (Soc. of Ed.) Degrees.

OUR SENIOR MANAGEMENT

The following table presents certain information concerning the senior management personnel of the Group (other than our Executive Directors).

Wynn Resorts (Macau) S.A.

Name	Age	Position
Frank Xiao	49	President — Marketing
Jay M. Schall	44	Senior Vice President and General Counsel#, Senior Vice President — Legal

40 Wynn Macau, Limited

Directors and Senior Management

Wynn Macau

Name	Age	Position
Ciarán Pearse Carruthers	48	Chief Operating Officer
Frank Anthony Cassella	40	Senior Vice President — Chief Financial Officer
Mao Ling Yeung	45	Senior Vice President — Human Resources
Elizabeth Doherty	58	Assistant Vice President — Casino Operations
Craig Arthur Raymond Mitchell	56	Assistant Vice President — Slot Operations
Elsie Guerrero	61	Assistant Vice President — Wynn Club Gaming
Rory McGregor Forbes	47	Executive Director — Security Operations

Wynn Palace

Name	Age	Position
Frederic Jean-Luc Luvisutto	45	Chief Operating Officer
Robert Alexander Gansmo	47	Senior Vice President — Chief Financial Officer
Michael Francis Clifford	54	Senior Vice President — Casino Operations
Kristoffer Luczak	48	Senior Vice President — Food & Beverage
Mo Yin Mok	56	Senior Vice President — Human Resources#
Dianne Fiona Dennehy	61	Senior Vice President — Main Floor Gaming
Peter James Barnes	58	Senior Vice President — Security & Corporate Investigation
Dennis Hudson	57	Vice President — Wynn Club Gaming

Notes:

Position held in the Company.

41Interim Report 2017 Directors and Senior Management The biography of each member of the senior management team (other than our executive Directors) is set out below: Wynn Resorts (Macau) S.A. Mr. Frank Xiao, aged 49, is the President — Marketing of WRM, a position he has held since October 2012. Prior to this position, Mr. Xiao was the Senior Executive Vice President — Premier Marketing between August 2006 and October 2012. Mr. Xiao is responsible for providing leadership and guidance to the marketing team and staff, developing business for and promoting Wynn Macau. Prior to this position, Mr. Xiao was the Senior Executive Vice President — China Marketing for WIML and Worldwide Wynn between 2005 until 2006. Prior to joining the Group, Mr. Xiao was the Senior Vice President of Far East Marketing at MGM Grand Hotel. During his 12 years at the MGM Grand Hotel, he was promoted several times from his first position as Far East Marketing Executive in 1993. Mr. Xiao holds a Bachelor of Science Degree in Hotel Administration and a Master’s Degree in Hotel Administration from the University of Nevada, Las Vegas. Mr. Jay M. Schall, aged 44, is the Senior Vice President and General Counsel of the Company and Senior Vice President — Legal of WRM. He has held senior legal positions with WRM since May 2006. Mr. Schall has over 17 years of experience in the legal field, including over 13 years in Macau and Hong Kong. Prior to joining the Group, Mr. Schall practiced United States law at a major law firm in the United States and in Hong Kong. Mr. Schall is a member of the State Bar of Texas. Mr. Schall holds a Bachelor of Arts Degree from Colorado College, an MBA from Tulane University, Freeman School of Business and a Juris Doctor (magna cum laude, Order of the Coif) from Tulane University School of Law. Wynn Macau Mr. Ciarán Pearse Carruthers, aged 48, is the Wynn Macau Chief Operating Officer, a position he has held since January 2017. Mr. Carruthers is responsible for overseeing all operations at Wynn Macau, including gaming operations. Prior to this position, Mr. Carruthers was the Senior Vice President and Director of the Venetian and Plaza Operations for Sands China Ltd.. Mr. Carruthers has been in the gaming industry for 30 years and in the Asia Pacific region since 1991 and Macau since 2002. Among others, Mr. Carruthers held positions as President & CEO of Asia Pacific Gaming and Chief Operating Officer of StarWorld Hotel & Casino and SVP Operations for the City Clubs at Galaxy Entertainment Group Limited. He has also held a number of senior operational roles at casino resorts in South East Asia, the Philippines and the US Pacific Islands.

42 Wynn Macau, Limited Directors and Senior Management Mr. Frank Anthony Cassella, aged 40, is the Wynn Macau Senior Vice President — Chief Financial Officer, a position he has held since January 2014. Mr. Cassella is responsible for the management and administration of Wynn Macau finance division. Prior to this position, Mr. Cassella worked at Wynn Resorts, Limited since 2006, most recently as the Executive-Director of Financial Reporting. Prior to joining Wynn Resorts, Limited, Mr. Cassella practiced as a certified public accountant with firms in Las Vegas and New York, including PricewaterhouseCoopers and KPMG. Mr. Cassella graduated from the Pennsylvania State University, where he obtained a Bachelor of Science Degree in Accounting. Ms. Mao Ling Yeung, aged 45, is the Wynn Macau Senior Vice President — Human Resources, a position she has held since January 2017. Prior to this position, Ms. Yeung was the Wynn Palace Senior Vice President — Human Resources from June 2015 to December 2016. Ms. Yeung has over 20 years of all-round human resources and organization development experience in various sectors including hospitality, luxury retail, and property within the Asia Pacific region. Prior to joining the Group, Ms. Yeung was the Regional Director of Human Resources at SSP Asia Pacific Limited, and before that, she had also held various strategic human resources leadership positions in such multinational organizations as Swire Properties Limited, Swire Hotels, Louis Vuitton Asia Pacific, Four Seasons and Shangri-La. Ms. Yeung holds a Bachelor’s Degree in Hospitality Management and a Master’s Degree in Business Administration. She is also an alumni of the Advanced Management Program from INSEAD, Fontainebleau. Ms. Elizabeth Doherty, aged 58, is the Wynn Macau Assistant Vice President — Casino Operations, a position she has held since August 2016. Ms. Doherty is responsible for leading and overseeing the Main Floor Gaming operations. Prior to this position, she was Director of Workforce Administration at Wynn Macau from November 2007 to December 2014. She joined Wynn Macau pre-opening as a Casino Manager in June 2006. Before joining Wynn Macau, Ms. Doherty held a variety of gaming and service leadership roles in Australasia and Europe. She has over 25 years of experience in the gaming and services industry covering a broad spectrum of responsibilities including gaming operations, training and development, along with project management, safety and security.

43Interim Report 2017 Directors and Senior Management Mr. Craig Arthur Raymond Mitchell, aged 56, is the Wynn Macau Assistant Vice President — Slot Operations, a position he has held since June 2011. Mr. Mitchell is responsible for providing leadership and guidance to the slot department management team and staff. This includes establishing the operational structure, instituting departmental policies and procedures, developing slot merchandising strategies, and projecting and evaluating the revenues and expenses of the department. Prior to this position, Mr. Mitchell was the Director — Slot Operations between June 2008 and May 2011 and a Shift Manager of Slots between June 2006 and May 2008. Mr. Mitchell held management roles in various hospitality-related businesses prior to joining the Group including Gaming Manager at a Rugby Super League Club in Sydney which had 300 slot machines. From 1989, he was Operations Manager and Duty Manager at Balmain Leagues Club (Tigers), Australia. Mr. Mitchell has attended the Gaming Executive Development Program at the University of Nevada, United States. Ms. Elsie Guerrero, aged 61, is the Wynn Macau Assistant Vice President — Wynn Club Gaming, a position she has held since July 2015. Ms. Guerrero is responsible for overseeing Wynn Club Gaming operations, expansion projects, staffing and training, budgeting and business operation for Wynn Macau. Prior to this position, she was the Casino Manager at Wynn Las Vegas from April 2008 to June 2015. Ms. Guerrero started her gaming career as a Dealer at the former MGM Grand Hotel (now Bally’s) in Las Vegas in 1980, and has amassed over 35 years of experience in the casino industry. Prior to joining Wynn Las Vegas, she held the position as a Baccarat Manager at Caesar Palace Las Vegas from April 2000 to June 2007 and was part of the pre-opening team in MGM Grand Macau as a Casino Shift Manager from July 2007 to March 2008. Mr. Rory McGregor Forbes, aged 47, is the Wynn Macau Executive Director — Security Operations, a position he has held since 10 July 2014. Mr. Forbes is responsible for all aspects of Wynn Macau’s security. Prior to joining the Group, Mr. Forbes served in the Royal Hong Kong Police Force, where he enjoyed a decorated 13-year career, rising to the rank of Senior Inspector. He then spent four and a half years with The HALO Trust which specializes in mine clearance and destruction of explosive ordnance in conflict zones. Immediately prior to joining Wynn Macau, Mr. Forbes was Associate Director of Security at Venetian Macau. Mr. Forbes speaks five languages and has professional experience in executive and VIP security, crowd management and public order control. Mr. Forbes holds a Bachelor Degree in Modern Chinese and Business Studies and a Master of Science Degree in Public Policy and Management. Mr. Forbes also completed the Public Security Bureau University course in Beijing, China and the Senior Police Administration Course in Ottawa, Canada.

44 Wynn Macau, Limited Directors and Senior Management Wynn Palace Mr. Frederic Jean-Luc Luvisutto, aged 45, is the Wynn Palace Chief Operating Officer, a position he has held since January 2014. Mr. Luvisutto is responsible for overseeing all operations at Wynn Palace. Prior to this position, Mr. Luvisutto was the Managing Director of the Star Resort and Casino in Sydney, Australia. Before this he was the Managing Director of Jupiters Resort and Casino, Gold Coast, Australia. Mr. Luvisutto’s hospitality and gaming career spans over 20 years and also includes appointments as Vice President of The Signature at MGM Grand in Las Vegas and Vice President — Hotel Operations at Monte Carlo Resort and Casino in Las Vegas. Mr. Luvisutto graduated from the Lausanne Hotel Management School, Switzerland. Mr. Robert Alexander Gansmo, aged 47, is the Wynn Palace Senior Vice President — Chief Financial Officer, a position he has held since January 2014. Prior to this position, Mr. Gansmo was the Senior Vice President — Chief Financial Officer of Wynn Macau from April 2009 to January 2014, and the Director — Finance of Wynn Macau, a position he assumed in January 2007. Mr. Gansmo is responsible for the management and administration of Wynn Palace’s finance division. Before joining WRM, Mr. Gansmo worked at Wynn Resorts, Limited, where he served as the Director of Financial Reporting from November 2002. Prior to joining the Wynn Resorts, Limited, Mr. Gansmo practiced as a certified public accountant with firms in Las Vegas, Washington and California, including KPMG Peat Marwick, Arthur Andersen, and Deloitte and Touche. Mr. Gansmo graduated in 1993 from California State University, Chico, where he obtained a Bachelor of Science Degree in Business Administration with a focus on accounting. Mr. Michael Francis Clifford, aged 54, is the Wynn Palace Senior Vice President — Casino Operations. Mr. Clifford is responsible for providing leadership and operational direction for Wynn Palace gaming operations. Mr. Clifford has nearly 25 years of experience in the gaming industry. Over his career, Mr. Clifford has gained experience in a wide range of assignments from International Marketing to Table Games, being steadily promoted into a variety of leadership positions in baccarat and main floor operations. Prior to his position, Mr. Clifford held the position of Vice President of Table Games at MGM Macau, managing 427 tables and 2,500 employees. Prior to moving to Macau, Mr. Clifford was Vice President of International Marketing at MGM Resorts International.

45Interim Report 2017 Directors and Senior Management Mr. Kristoffer Luczak, aged 48, is the Senior Vice President — Food & Beverage. Mr. Luczak is responsible for overseeing the food and beverage division at Wynn Palace and providing group management oversight of Wynn Macau including all projects related to food and beverage concepts, design, products and service. Prior to joining the Group, Mr. Luczak was the Senior Vice President of Food & Beverage of Melco Resorts & Entertainment Limited (formerly Melco Crown Entertainment Limited) where he served for more than a decade, overseeing all food and beverage strategy and directing food and beverage operations at their three integrated resorts in Macau (City of Dreams, Studio City and Altira). Mr. Luczak’s hospitality career spans 30 years, the last 20 of which he has spent in senior operations roles throughout Asia, including Raffles Hotel Singapore, The Peninsula Bangkok and The Oberoi, Bali. Ms. Mo Yin Mok, aged 56, is the Senior Vice President — Human Resources of the Company, a position she has held since January 2017. Ms. Mok is responsible for overseeing and leading the human resources function of the Company. She joined Wynn Macau in June 2008 as Vice President — Human Resources and was promoted as Wynn Macau Senior Vice President — Human Resources in June 2014. Ms. Mok has an extensive 20-year background in hospitality and human resources, primarily in the luxury hotel sector at The Regent Four Seasons Hong Kong and The Peninsula Hong Kong. Prior to joining the Group, she led The Peninsula Group’s worldwide human resources team and, in her position, supported eight Peninsula hotels with more than 5,000 staff, and orchestrated human resources activities for the opening of The Peninsula Tokyo. Ms. Mok also served at the front lines of the hospitality industry as the Director of Rooms Division at The Peninsula Hong Kong with responsibility for front office, housekeeping, security and spa departments. Ms. Mok currently serves on the Future Studies and Placement Advisory Committee and the Centre for Continuing Education Advisory Board of the University of Macau and is a panel member of the Hong Kong Council for Accreditation of Academic and Vocational Qualifications. Ms. Mok holds a Bachelor of Science Degree in Hospitality Management from Florida International University in the United States, where she received a Rotary International Ambassadorial Scholarship. She also obtained an MBA from the Chinese University of Hong Kong.

46 Wynn Macau, Limited Directors and Senior Management Ms. Dianne Fiona Dennehy, aged 61, is the Wynn Palace Senior Vice President — Main Floor Gaming, a position she has held since January 2015. Ms. Dennehy is responsible for leading and overseeing Wynn Palace’s Main Floor Gaming division. Prior to this position, she was the Vice President — Main Floor Gaming from September 2011 to December 2014, from September 2010 to August 2011 she was the Assistant Vice President — Main Floor Gaming, and from September 2005 through August 2010 she was the Director — Main Floor Gaming. Ms. Dennehy was responsible for the overall operations of Wynn Macau main floor table games operation. Ms. Dennehy has over 40 years of experience in the casino industry and has experience in such areas as table games operations, card room operations, cash desk, slots, VIP, guest relations, human resources, and training and development. Prior to joining the Group, Ms. Dennehy was involved in the opening of a number of casino properties in Australia, and has also opened properties in Sri Lanka, Yugoslavia and Egypt. She also has six years of experience in human resources, which she gained as the Human Resources Operations Manager at Star City, Sydney, Australia. Mr. Peter James Barnes, aged 58, is the Wynn Palace Senior Vice President — Security and Corporate Investigation, a position he has held since May 2015. Mr. Barnes is responsible for all aspects of security and corporate investigations. Mr. Barnes also served as Executive Director — Security & Corporate Investigations of WRM between July 2008 and June 2012. Between July 2012 and April 2015, Mr. Barnes was Vice President Corporate Security at Galaxy Entertainment Group Limited. Mr. Barnes has 30 years of experience in the Hong Kong Police Force and has held various managerial positions involving serious crimes, homicide, organized crime and anti-riot operations. Mr. Barnes’ experience includes serving as the Divisional Commander in charge of uniformed and criminal investigation department officers in Tsimshatsui, Hong Kong, a position he held from 2004 until 2005 when he was promoted to the rank of Detective Senior Superintendent of Police in the Kowloon East region. Mr. Barnes has professional qualifications which cover security design, financial investigations, intermediate and senior command, criminal intelligence and surveillance operations. Mr. Barnes completed the 205th Session of the Federal Bureau of Investigation’s National Academy Program in Quantico, Virginia, United States. Mr. Barnes was awarded the Commanding Officer’s Commendations in 1983 and 1997.

47Interim Report 2017 Directors and Senior Management Mr. Dennis Hudson, aged 57, is the Wynn Palace Vice President — Wynn Club Gaming, a position he has held since July 2015. Mr. Hudson is responsible for overseeing Wynn Club Gaming operations, expansion projects, staffing and training, budgeting and business operation for Wynn Palace. Prior to this position, he was Wynn Macau Vice President — Wynn Club Gaming from April 2012 to June 2015 and he was a Shift Manager — Wynn Club from joining Wynn Macau in April 2006 through March 2012. Mr. Hudson started his gaming career at the Playboy Victoria Sporting Club on Edgware Road in London in 1979, and has amassed over 35 years of experience in the casino industry, including senior management positions. Among others, he was a Casino Manager for Star Cruises, where he was responsible for shipboard casino operations on cruises throughout Asia from 2000 to April 2006 and he was the Director of Gaming for VIP Clubs in the Czech Republic from 1995 to 2000. OUR COMPANY SECRETARY Ms. Ho Wing Tsz, Wendy, aged 47, has been appointed as the company secretary of the Company with effect from 28 February 2013. She is a Director of Corporate Services Division at Tricor Services Limited, a global professional service provider specialized in integrated business, corporate and investor services. Ms. Ho is a Chartered Secretary and a Fellow of both The Hong Kong Institute of Chartered Secretaries (“HKICS”) and The Institute of Chartered Secretaries and Administrators in the United Kingdom. She has over 20 years of experience in a diversified range of corporate services and has been providing professional secretarial services to a number of listed companies, a real estate investment trust listed on the Hong Kong Stock Exchange as well as multinational, private and offshore companies. She is a holder of the Practitioner’s Endorsement from HKICS.

48 Wynn Macau, Limited Other Information DIVIDENDS On 17 August 2017, the Board resolved to declare an interim dividend of HK$0.21 per Share to be paid in respect of the six months ended 30 June 2017. DIRECTORS’ AND CHIEF EXECUTIVE’S INTERESTS AND SHORT POSITIONS IN THE SHARES, UNDERLYING SHARES AND DEBENTURES OF THE COMPANY AND ANY ASSOCIATED CORPORATION As at 30 June 2017, the interests and short positions of each Director and the chief executive of the Company (being Mr. Stephen A. Wynn) in the Shares, underlying Shares and debentures of the Company or any of its associated corporations within the meaning of Part XV of the SFO which (a) were required to be notified to the Company and the Hong Kong Stock Exchange pursuant to Divisions 7 and 8 of Part XV of the SFO (including interests and short positions which the Director or chief executive is taken or deemed to have under such provisions of the SFO); (b) were required, pursuant to section 352 of the SFO, to be entered in the register maintained by the Company referred to therein; (c) were required, pursuant to the Model Code contained in the Listing Rules, to be notified to the Company and the Hong Kong Stock Exchange; or (d) were disclosed according to the knowledge of the Directors of the Company were as follows: (a) Interests in the Company Name of Director Personal Interest Family Interest Corporate Interest Other Interest Total Number of Shares Approximate Percentage of Shareholding Allan Zeman 2,003,000 (Long Position) (Note 1) — — — 2,003,000 (Long Position) (Note 1) — Nicholas Sallnow-Smith — 10,000 (Long Position) (Note 2) — 276,000 (Long Position) (Note 2) 286,000 (Long Position) (Note 2) 0.01% 1,727,000 (Long Position) (Note 2) — — — 1,727,000 (Long Position) (Note 2) — Bruce Rockowitz 238,000 (Long Position) (Note 3) — — — 238,000 (Long Position) (Note 3) 0.00% 1,765,000 (Long Position) (Note 3) — — — 1,765,000 (Long Position) (Note 3) —

Interim Report 2017 | 49

Other Information

DIRECTORS' AND CHIEF EXECUTIVE'S INTERESTS AND SHORT POSITIONS IN THE SHARES, UNDERLYING SHARES AND DEBENTURES OF THE COMPANY AND ANY ASSOCIATED CORPORATION (CONTINUED)

(a) Interests in the Company (Continued)

Name of Director	Personal Interest	Family Interest	Corporate Interest	Other Interest	Total Number of Shares	Approximate Percentage of Shareholding
Jeffrey Kin-fung Lam	2,003,000 (Long Position) (Note 4)	—	—	—	2,003,000 (Long Position) (Note 4)	—

Notes:

(1) Pursuant to the Company's share option scheme, Dr. Allan Zeman holds share options for 2,003,000 Shares, of which share options for 1,020,000 Shares are exercisable as at 17 August 2017.

(2) Mr. Nicholas Sallnow-Smith is deemed to hold 276,000 Shares jointly with his spouse, Ms. Lora Sallnow-Smith. Ms. Lora Sallnow-Smith was interested in 10,000 Shares. Mr. Sallnow-Smith is deemed to be interested in the 10,000 Shares held by his spouse under the SFO. Pursuant to the Company's share option scheme, Mr. Sallnow-Smith holds share options for 1,727,000 Shares, of which share options for 744,000 Shares are exercisable as at 17 August 2017.

(3) Mr. Bruce Rockowitz holds 238,000 Shares in his personal capacity. Pursuant to the Company's share option scheme, Mr. Rockowitz holds share options for 1,765,000 Shares, of which share options for 782,000 Shares are exercisable as at 17 August 2017.

(4) Pursuant to the Company's share option scheme, Mr. Jeffrey Kin-fung Lam holds share options for 2,003,000 Shares, of which share options for 1,020,000 Shares are exercisable as at 17 August 2017.

(b) Interests in associated corporations — Wynn Resorts, Limited

Name of Director	Personal Interest	Family Interest	Corporate Interest	Other Interest	Total Number of Shares	Approximate Percentage of Shareholding
Stephen A. Wynn	—	10,500 (Long Position) (Note 1)	—	12,079,800 (Long Position) (Note 1)	12,090,300 (Long Position) (Note 1)	11.79%
Ian Michael Coughlan	91,448 (Long Position) (Note 2)	—	—	—	91,448 (Long Position) (Note 2)	0.09%
Linda Chen	56,203 (Long Position) (Note 3)	—	—	—	56,203 (Long Position) (Note 3)	0.05%
	244,172 (Long Position) (Note 3)	—	—	—	244,172 (Long Position) (Note 3)	—

50 Wynn Macau, Limited

Other Information

DIRECTORS' AND CHIEF EXECUTIVE'S INTERESTS AND SHORT POSITIONS IN THE SHARES, UNDERLYING SHARES AND DEBENTURES OF THE COMPANY AND ANY ASSOCIATED CORPORATION (CONTINUED)

(b) Interests in associated corporations — Wynn Resorts, Limited (Continued)

Name of Director	Personal Interest	Family Interest	Corporate Interest	Other Interest	Total Number of Shares	Approximate Percentage of Shareholding
Matthew O. Maddox	300,586 (Long Position) (Note 4)	—	—	—	300,586 (Long Position) (Note 4)	0.29%
	215,000 (Long Position) (Note 4)	—	—	—	215,000 (Long Position) (Note 4)	—
Kim Sinatra	198,443 (Long Position) (Note 5)	—	—	—	198,443 (Long Position) (Note 5)	0.19%
	125,000 (Long Position) (Note 5)	—	—	—	125,000 (Long Position) (Note 5)	—

Notes:

(1) Mr. Stephen A. Wynn is deemed interested in 12,079,800 shares in the common stock of Wynn Resorts, Limited ("WRL Shares") held by Wynn Family Limited Partnership (Delaware, U.S.A.). Mr. Wynn, in his capacity as trustee of the Stephen A. Wynn Revocable Trust U/D/T dated 24 June 2010, is the sole manager of Wynn GP, LLC (Delaware, U.S.A.), which is the general partner of Wynn Family Limited Partnership. Mr. Wynn's spouse was interested in 10,500 WRL Shares. Mr. Wynn has disclaimed his interest in these shares but is deemed to be interested in them under the SFO.

(2) Mr. Ian Michael Coughlan held (i) 41,448 WRL Shares; and (ii) 50,000 non-vested WRL Shares.

(3) Ms. Linda Chen held (i) 56,203 WRL Shares; and (ii) 244,172 stock options for WRL Shares, of which share options for 184,172 WRL Shares are exercisable.

(4) Mr. Matthew O. Maddox held (i) 100,586 WRL Shares; (ii) 200,000 non-vested WRL Shares; and (iii) 215,000 stock options for WRL Shares of which share options for 155,000 WRL Shares are exercisable.

(5) Ms. Kim Sinatra held (i) 98,443 WRL Shares; (ii) 100,000 non-vested WRL shares; and (iii) 125,000 stock options for WRL Shares, of which share options for 75,000 WRL Shares are exercisable.

51Interim Report 2017 Other Information SUBSTANTIAL SHAREHOLDERS’ INTERESTS AND SHORT POSITIONS IN THE SHARES AND UNDERLYING SHARES OF THE COMPANY As at 30 June 2017, the Company had been notified of the following substantial shareholders’ interests and short positions in the Shares and underlying Shares of the Company, which have been recorded in the register of substantial shareholders required to be kept by the Company pursuant to section 336 of Part XV of the SFO. These interests are in addition to those disclosed above in respect of the Directors and chief executive of the Company. Shares of HK$0.001 each in the Company Name Capacity/Nature of Interest Number of Shares Percentage of the issued share capital of the Company WM Cayman Holdings Limited I (Note 1) Beneficial interest 3,750,000,000 (Long Position) 72.18% Wynn Group Asia, Inc. (Note 1) Interest of a controlled corporation 3,750,000,000 (Long Position) 72.18% Wynn Resorts, Limited (Note 1) Interest of a controlled corporation 3,750,000,000 (Long Position) 72.18% The Capital Group Companies, Inc. (Note 2) Interest of a controlled corporation 259,863,447 (Long Position) 5.00% Notes: (1) WM Cayman Holdings Limited I is a wholly-owned subsidiary of Wynn Group Asia, Inc., which in turn is wholly- owned by Wynn Resorts, Limited. Therefore, Wynn Group Asia, Inc. and Wynn Resorts, Limited are deemed or taken to be interested in 3,750,000,000 Shares which are beneficially owned by WM Cayman Holdings Limited I. (2) The Capital Group Companies, Inc. is deemed to be interested in 259,863,447 Shares, comprised of (i) 154,610,039 Shares held by a wholly-owned subsidiary, Capital Research and Management Company, and (ii) 105,253,408 Shares through Capital Group International, Inc., a wholly-owned subsidiary of Capital Research and Management Company, which is deemed interested in 33,760,008 Shares held by Capital Guardian Trust Company, 40,568,300 Shares held by Capital International, Inc., 8,917,700 Shares held by Capital International Limited and 22,007,400 Shares held by Capital International Sarl, each being a wholly-owned subsidiary of Capital Group International, Inc..

52 Wynn Macau, Limited Other Information SUBSTANTIAL SHAREHOLDERS’ INTERESTS AND SHORT POSITIONS IN THE SHARES AND UNDERLYING SHARES OF THE COMPANY (CONTINUED) Save as disclosed above, according to the register kept by the Company under Section 336 of the SFO, there was no other person who had a substantial interest or short positions in the Shares or underlying Shares of the Company as at 30 June 2017. REMUNERATION POLICY As at 30 June 2017, the Group had approximately 11,800 full-time equivalent employees. Employees of the Group are selected, remunerated and promoted on the basis of their merit, qualifications, competence and contribution to the Group. Compensation of key executives of the Group is determined by the Company’s remuneration committee which reviews and determines executives’ compensation based on the Group’s performance and the executives’ respective contributions to the Group. The Company also has a provident fund set up for its employees, an employee ownership scheme and a share option scheme. Further details on the Company’s employee ownership scheme and share option scheme are set out below. EMPLOYEE OWNERSHIP SCHEME The Company operates an employee ownership scheme as adopted on 30 June 2014. The following table discloses movements in the non-vested Shares outstanding during the period ended 30 June 2017. Number of Shares Weighted Average Grant Date Fair Value (HK$) Non-vested as at 1 January 2017 14,009,134 20.21 Granted during the period 1,751,097 15.31 Forfeited during the period (781,752) 16.09 Vested during the period (3,140,000) 29.80 Non-vested as at 30 June 2017 11,838,479 17.22

53Interim Report 2017 Other Information SHARE OPTION SCHEME The Company operates a share option scheme. The following table discloses movements in the Company’s share options outstanding during the period ended 30 June 2017. Number of share options Name of Director Date of grant of share options(1) At 1 January 2017 Granted during the period(2) Exercised during the period Expired/ lapsed/ canceled during the period At 30 June 2017 Exercise period of share options Exercise price of share options per Share (HK$) Dr. Allan Zeman 25 March 2010 250,000 — — — 250,000 25 March 2011 to 24 March 2020 10.92 17 May 2011 100,000 — — — 100,000 17 May 2012 to 16 May 2021 25.96 5 June 2012 190,000 — — — 190,000 5 June 2013 to 4 June 2022 19.04 16 May 2013 200,000 — — — 200,000 16 May 2014 to 15 May 2023 24.87 15 May 2014 161,000 — — — 161,000 15 May 2015 to 14 May 2024 31.05 21 May 2015 317,000 — — — 317,000 21 May 2016 to 20 May 2025 15.46 25 May 2016 483,000 — — — 483,000 25 May 2017 to 24 May 2026 11.58 1 June 2017 — 302,000 — — 302,000 1 June 2018 to 31 May 2027 17.64

54 Wynn Macau, Limited Other Information Number of share options Name of Director Date of grant of share options(1) At 1 January 2017 Granted during the period(2) Exercised during the period Expired/ lapsed/ canceled during the period At 30 June 2017 Exercise period of share options Exercise price of share options per Share (HK$) Mr. Nicholas Sallnow-Smith 25 March 2010 50,000 — — — 50,000 25 March 2011 to 24 March 2020 10.92 17 May 2011 100,000 — — — 100,000 17 May 2012 to 16 May 2021 25.96 5 June 2012 114,000 — — — 114,000 5 June 2013 to 4 June 2022 19.04 16 May 2013 200,000 — — — 200,000 16 May 2014 to 15 May 2023 24.87 15 May 2014 161,000 — — — 161,000 15 May 2015 to 14 May 2024 31.05 21 May 2015 317,000 — — — 317,000 21 May 2016 to 20 May 2025 15.46 25 May 2016 483,000 — — — 483,000 25 May 2017 to 24 May 2026 11.58 1 June 2017 — 302,000 — — 302,000 1 June 2018 to 31 May 2027 17.64 Mr. Bruce Rockowitz 25 March 2010 50,000 — — — 50,000 25 March 2011 to 24 March 2020 10.92 17 May 2011 100,000 — — — 100,000 17 May 2012 to 16 May 2021 25.96 5 June 2012 152,000 — — — 152,000 5 June 2013 to 4 June 2022 19.04 16 May 2013 200,000 — — — 200,000 16 May 2014 to 15 May 2023 24.87 15 May 2014 161,000 — — — 161,000 15 May 2015 to 14 May 2024 31.05 21 May 2015 317,000 — — — 317,000 21 May 2016 to 20 May 2025 15.46 25 May 2016 483,000 — — — 483,000 25 May 2017 to 24 May 2026 11.58 1 June 2017 — 302,000 — — 302,000 1 June 2018 to 31 May 2027 17.64 SHARE OPTION SCHEME (CONTINUED)

55Interim Report 2017 Other Information Number of share options Name of Director Date of grant of share options(1) At 1 January 2017 Granted during the period(2) Exercised during the period Expired/ lapsed/ canceled during the period At 30 June 2017 Exercise period of share options Exercise price of share options per Share (HK$) Mr. Jeffrey Kin-fung Lam 25 March 2010 250,000 — — — 250,000 25 March 2011 to 24 March 2020 10.92 17 May 2011 100,000 — — — 100,000 17 May 2012 to 16 May 2021 25.96 5 June 2012 190,000 — — — 190,000 5 June 2013 to 4 June 2022 19.04 16 May 2013 200,000 — — — 200,000 16 May 2014 to 15 May 2023 24.87 15 May 2014 161,000 — — — 161,000 15 May 2015 to 14 May 2024 31.05 21 May 2015 317,000 — — — 317,000 21 May 2016 to 20 May 2025 15.46 25 May 2016 483,000 — — — 483,000 25 May 2017 to 24 May 2026 11.58 1 June 2017 — 302,000 — — 302,000 1 June 2018 to 31 May 2027 17.64 Total 6,290,000 1,208,000 — — 7,498,000 The vesting periods of the above share options are 20% vesting on each of the anniversary date of the date of grant. Notes: (1) Share options granted pursuant to the Company’s share option scheme (2) The closing price of the Company’s Shares immediately before the date on which the options were granted during the period was HK$17.30. SHARE OPTION SCHEME (CONTINUED)

56 Wynn Macau, Limited Other Information PURCHASE, SALE OR REDEMPTION OF THE COMPANY’S LISTED SECURITIES Neither the Company nor any of its subsidiaries purchased, sold or redeemed any of the Group’s listed securities during the six months ended 30 June 2017. CORPORATE GOVERNANCE Our commitment to integrity and dedication to maintaining and ensuring high standards of corporate governance are fundamental to our ability to conduct our business and sustain the respect of the investment community and the people who regulate our industry. The Company’s corporate governance practices are based on the principles, code provisions and certain recommended best practices as set out in the Code and are regularly reviewed and developed in the interests of the Company, its Shareholders and other stakeholders. The Company has complied with the code provisions in the Code for the six months ended 30 June 2017 except for the following deviations from provisions A.2.1 and E.1.2 of the Code. Mr. Stephen A. Wynn as our Chairman and Chief Executive Officer Under code provision A.2.1 of the Code, the roles of chairman and chief executive officer should be separate and should not be performed by the same individual. The Company does not at present separate the roles of the chairman and chief executive officer. Mr. Wynn, the founder of the Company and WRM, serves as the Chairman and Chief Executive Officer of the Company. The Board has determined that the combination of these roles held singularly by Mr. Wynn is in the best interest of the Company and all Shareholders. The Board believes that the issue of whether to combine or separate the offices of Chairman of the Board and Chief Executive Officer is part of the succession planning process and that it is in the best interests of the Company for the Board to make a determination whether to combine or separate the roles based upon the circumstances. The Board has given careful consideration to separating the roles of Chairman and Chief Executive Officer and has determined that the Company and its Shareholders are best served by the current structure. Mr. Wynn’s combined role promotes unified leadership and direction for the Board and executive management and allows for a single, clear focus for the Company’s operational and strategic efforts. The combined role of Mr. Wynn as both Chairman and Chief Executive Officer is balanced by the Company’s governance structure, policies and controls. All major decisions are made in consultation with members of the Board and the relevant Board committees. The Company has three Board committees, namely the audit and risk committee, remuneration committee, and nomination and corporate governance committee. Each Board committee comprises non-executive Directors only and is chaired by an independent non-executive Director. In addition, there are four independent non-executive Directors on the Board offering independent perspectives.

57Interim Report 2017 Other Information CORPORATE GOVERNANCE (CONTINUED) Mr. Stephen A. Wynn as our Chairman and Chief Executive Officer (Continued) This structure encourages independent and effective oversight of the Company’s operations and prudent management of risk. For the reasons stated above and as a result of the structure, policies and procedures outlined above, and in light of the historical success of Mr. Wynn’s leadership, the Board has concluded that the current Board leadership structure is in the best interests of the Company and its Shareholders. Annual General Meeting Under code provision E.1.2, the chairman of the board should attend the annual general meetings of the Company. Mr. Wynn, our Chairman, was unable to travel internationally to attend the Company’s annual general meeting held on 1 June 2017 while recovering from an orthopedic procedure. MODEL CODE The Company adopted the Model Code on 16 September 2009 as its code of conduct for securities transactions by Directors. On 23 March 2010, the Company adopted its own code of conduct for securities transactions which was updated in March 2017. The terms of such code are no less exacting than those set out in the Model Code. Having made specific enquiry of the Directors, all Directors have confirmed that they have complied with the required standard of dealings and code of conduct regarding securities dealings by directors as set out in the Model Code and the Company’s own code of conduct for the six months ended 30 June 2017. QUARTERLY REPORTING BY WYNN RESORTS, LIMITED Our ultimate controlling shareholder, Wynn Resorts, Limited, is listed on the NASDAQ Stock Market and is a reporting company under the United States Securities Exchange Act of 1934 which is required to file quarterly reports with the SEC. Each quarter, Wynn Resorts, Limited issues press releases in the United States relating to its quarterly financial information (including financial information about the Macau segments of Wynn Resorts, Limited, which are operated by the Company). Such information will be presented in accordance with U.S. GAAP. At the same time as Wynn Resorts, Limited releases its quarterly press releases, the Company makes an announcement on the Hong Kong Stock Exchange pursuant to Rule 13.09 and 37.47B of the Listing Rules and Part XIVA of the SFO by extracting the key highlights of the press release pertaining to the Group. Such announcement will also include a quarterly income statement for the Group presented in accordance with IFRS.

58 Wynn Macau, Limited Other Information QUARTERLY REPORTING BY WYNN RESORTS, LIMITED (CONTINUED) In addition to the quarterly press release, Wynn Resorts, Limited also files quarterly reports with the SEC. Simultaneously with the filing of such report in the United States, the Company also makes an announcement on the Hong Kong Stock Exchange pursuant to Rule 13.09 and 37.47B of the Listing Rules and Part XIVA of the SFO by extracting the key highlights of the quarterly report pertaining to the Group. CONTINUING DISCLOSURE PURSUANT TO LISTING RULES 13.18 AND 13.21 Under the terms of the Wynn Macau Credit Facilities, it is an event of default if Wynn Resorts, Limited, the Company’s Controlling Shareholder, ceases to own directly or indirectly at least 51% of the voting rights or issued capital of WRM or ceases to retain the ability or the right to direct or procure the direction of the management and policies of WRM. Upon an event of default, the lenders are entitled to exercise certain remedies including acceleration of the indebtedness under the senior secured credit facilities. In addition, the terms of the WML 2021 Notes contain a change of control provision that would, if triggered, give rise to a right in favor of the holders of the WML 2021 Notes to require the Company to repurchase such notes. The circumstances that will constitute a change of control include: (1) the consummation of any transaction that results in any party other than Mr. Stephen A. Wynn and his related parties becoming the direct or indirect owner of more than 50% of the outstanding voting stock of WRL; (2) the first day on which a majority of the members of the board of directors of either the Company or WRL are not directors who were on the board at the date of issuance of the WML 2021 Notes, or directors who were nominated, elected, or appointed by a majority of the directors who were on the board at the date of issuance of the WML 2021 Notes; (3) the first day on which WRL ceases to own, directly or indirectly, a majority of the outstanding issued share capital (including warrants, options or other rights convertible into share capital) of the Company; and (4) WRL consolidates with, or merges with or into, any other party or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any party, or any party consolidates with, or merges with or into, WRL in any such event pursuant to a transaction in which any of the outstanding voting stock of WRL is converted into or exchanged for cash, securities or other property, other than any such transaction where the voting stock of WRL outstanding immediately prior to such transaction is converted into or exchanged for voting stock that results in WRL holding a majority of the voting stock of the transferee or surviving party. Save as disclosed above, our Company does not have any other disclosure obligations under Rules 13.18 and 13.21 of the Listing Rules.

59Interim Report 2017 Other Information LITIGATION The Group did not have any material litigation outstanding as at 30 June 2017. The litigation matters set out below are disclosed on a voluntary basis and, as with all litigation, no assurances can be provided as to the outcome thereof. Macau Litigation Related to Okada WRM and certain individuals who are or were directors of WRM and/or the Company (collectively, the “Wynn Macau Parties”) were named as defendants in a lawsuit filed in the Court of First Instance of Macau (the “Macau Court”) by Mr. Kazuo Okada (“Okada”) and two of Okada’s controlled companies, Aruze USA, Inc. and Universal Entertainment Corp. (collectively, the “Okada Parties”). The principal allegations in the lawsuit were that the redemption of the Okada Parties’ shares in WRL was improper and undervalued, that the previously disclosed payment by WRM to an unrelated third party in consideration of relinquishment by that party of certain rights in and to any future development on the land in Cotai where Wynn Palace is located was unlawful and that the Company’s previously disclosed donation by WRM to the University of Macau Development Foundation was unlawful. The Okada Parties sought the dissolution of WRM and compensatory damages. The Company made a voluntary announcement in respect of this lawsuit on 3 July 2015. On 11 July 2017, the Macau Court dismissed all the claims made by the Okada Parties against the Wynn Macau Parties as unfounded and imposed a fine of MOP41,500 (approximately HK$40,000) on the Okada Parties for being vexatious litigants. In addition, the Macau Court ordered the Okada Parties to pay Court fees and lawyer fees of the Wynn Macau Parties. As of the date of this interim report we have not been notified of any appeal. Macau Litigation Related to Dore WRM has been named as a defendant in lawsuits filed in the Macau Court of First Instance by individuals who claim to be investors in or persons with credit in accounts maintained by Dore Entertainment Company Limited (“Dore”), an independent, Macau registered and licensed company that operates a gaming promoter business at Wynn Macau. In connection with the alleged theft, embezzlement, fraud and/or other crime(s) perpetrated by a former employee of Dore (the “Dore Incident”), the plaintiffs of the lawsuits allege that Dore failed to honor withdrawal of funds deposited with Dore as investments or gaming deposits that allegedly resulted in certain losses for these individuals. The principal allegations common to the lawsuits are that WRM, as a gaming concessionaire, should be held responsible for Dore’s conduct on the basis that WRM is responsible for the supervision of Dore’s activities at Wynn Macau that resulted in the purported losses.

60 Wynn Macau, Limited Other Information LITIGATION (CONTINUED) Macau Litigation Related to Dore (Continued) The Company made a voluntary announcement in connection with the Dore Incident on 14 September 2015. The Company has sought advice from counsel in Macau, and based on such advice, the Company believes the claims are devoid of merit and are unfounded. The Company intends to vigorously defend WRM in the lawsuits. COOPERATION WITH THE CCAC In July 2014, the Company was contacted by the Commission Against Corruption of Macau (the “CCAC”) requesting certain information related to the Company’s land in the Cotai area of Macau. The Company has cooperated with the CCAC’s request. CHANGES IN INFORMATION OF DIRECTORS Pursuant to Rule 13.51(B)(1) of the Listing Rules, the changes in information of Directors of the Company are set out below: (a) In March 2017, Mr. Ian Michael Coughlan relinquished his role as President of WRM after his appointment as President of the Company and the assumption of all responsibility for the Group. (b) Ms. Linda Chen was appointed as President of WRM in March 2017. (c) Mr. Nicholas Sallnow-Smith resigned as a non-executive director of Aviva Life Insurance Company Limited effective on 1 April 2017. (d) Mr. Jeffrey Kin-fung Lam’s term as Chairman of the Mega Events Fund Assessment Committee was completed on 30 June 2017. REVIEW OF UNAUDITED INTERIM FINANCIAL INFORMATION The Group’s unaudited interim financial information for the reporting period has been reviewed by the Company’s Audit and Risk Committee members which comprises three independent non- executive Directors: Mr. Nicholas Sallnow-Smith, Dr. Allan Zeman and Mr. Bruce Rockowitz and by the Company’s auditor in accordance with Hong Kong Standards on Review Engagements 2410, Review of Interim Financial Information Performed by the Independent Auditor of the Entity issued by the Hong Kong Institute of Certified Public Accountants. On behalf of the Board Stephen A. Wynn Chairman Hong Kong, 17 August 2017

61Interim Report 2017 Report on Review of Interim Financial Information 22/F CITIC Tower 1 Tim Mei Avenue Central Hong Kong To the shareholders of Wynn Macau, Limited (Incorporated in the Cayman Islands with limited liability) INTRODUCTION We have reviewed the accompanying interim financial information of Wynn Macau, Limited (the “Company”) and its subsidiaries (together, the “Group”) set out on pages 63 to 93 which comprises the condensed consolidated statement of financial position as at 30 June 2017 and the related condensed consolidated statement of profit or loss and other comprehensive income, condensed consolidated statement of changes in equity and condensed consolidated statement of cash flows for the six-month period then ended, and explanatory notes. The Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited require the preparation of a report on interim financial information to be in compliance with the relevant provisions thereof and International Accounting Standard 34 Interim Financial Reporting (“IAS 34”) issued by the International Accounting Standards Board. The directors of the Company are responsible for the preparation and presentation of this interim financial information in accordance with IAS 34. Our responsibility is to express a conclusion on this interim financial information based on our review. Our report is made solely to you, as a body, in accordance with our agreed terms of engagement, and for no other purpose. We do not assume responsibility towards or accept liability to any other person for the contents of this report. SCOPE OF REVIEW We conducted our review in accordance with Hong Kong Standard on Review Engagements 2410 Review of Interim Financial Information Performed by the Independent Auditor of the Entity issued by the Hong Kong Institute of Certified Public Accountants. A review of interim financial information consists of making inquiries, primarily of persons responsible for financial and accounting matters, and applying analytical and other review procedures. A review is substantially less in scope than an audit conducted in accordance with Hong Kong Standards on Auditing. Consequently, it does not enable us to obtain assurance that we would become aware of all significant matters that might be identified in an audit. Accordingly, we do not express an audit opinion.

62 Wynn Macau, Limited Report on Review of Interim Financial Information CONCLUSION Based on our review, nothing has come to our attention that causes us to believe that the accompanying interim financial information is not prepared, in all material respects, in accordance with IAS 34. Ernst & Young Certified Public Accountants Hong Kong 17 August 2017

63Interim Report 2017 Interim Financial Information Condensed Consolidated Statement of Profit or Loss and Other Comprehensive Income For the Six Months Ended 30 June 2017 2016 HK$ HK$ Notes (in thousands) (unaudited) (unaudited) Operating revenues Casino 15,603,397 9,153,749 Rooms 242,142 62,909 Food and beverage 257,318 107,554 Retail and other 688,074 365,613 16,790,931 9,689,825 Operating costs and expenses Gaming taxes and premiums 7,779,751 4,404,799 Staff costs 2,290,456 1,750,501 Other operating expenses 3 2,952,426 1,601,105 Depreciation and amortization 1,393,098 464,141 Property charges and other 7,739 8,897 14,423,470 8,229,443 Operating profit 2,367,461 1,460,382 Finance revenues 4 4,982 19,164 Finance costs 5 (625,828) (293,442) Net foreign currency differences (140,263) (15,482) Changes in fair value of interest rate swaps (8,190) (22,193) (769,299) (311,953) Profit before tax 1,598,162 1,148,429 Income tax expense 6 6,214 7,524 Net profit attributable to owners of the Company 1,591,948 1,140,905 Other comprehensive income Other comprehensive income to be reclassified to profit or loss in subsequent periods: Currency translation reserve (208) — Other comprehensive income for the period (208) — Total comprehensive income attributable to owners of the Company 1,591,740 1,140,905 Basic and diluted earnings per Share 7 HK$0.31 HK$0.22

64 Wynn Macau, Limited Interim Financial Information Condensed Consolidated Statement of Financial Position As at As at 30 June 2017 31 December 2016 HK$ HK$ Notes (in thousands) (unaudited) (audited) Non-current assets Property and equipment and construction in progress 10 34,732,685 35,858,056 Leasehold interests in land 1,734,537 1,782,623 Goodwill 398,345 398,345 Deposits for acquisition of property and equipment 12,290 18,342 Other non-current assets 852,462 910,186 Restricted cash and cash equivalents 5,393 9,842 Total non-current assets 37,735,712 38,977,394 Current assets Inventories 328,357 338,023 Trade and other receivables 11 585,495 733,001 Prepayments and other current assets 141,163 128,596 Interest rate swaps 871 8,189 Amounts due from related companies 17 183,264 156,561 Restricted cash and cash equivalents 13,432 12,267 Cash and cash equivalents 2,341,980 2,591,442 Total current assets 3,594,562 3,968,079 Current liabilities Accounts payable 12 519,129 525,501 Construction and retentions payables 1,007,029 1,167,082 Other payables and accruals 13 7,413,814 5,866,015 Interest rate swaps 859 — Amounts due to related companies 17 187,157 202,298 Income tax payables 6 6,214 12,427 Other current liabilities 56,480 55,763 Total current liabilities 9,190,682 7,829,086 Net current liabilities (5,596,120) (3,861,007) Total assets less current liabilities 32,139,592 35,116,387

65Interim Report 2017 Interim Financial Information Condensed Consolidated Statement of Financial Position As at As at 30 June 2017 31 December 2016 HK$ HK$ Notes (in thousands) (unaudited) (audited) Non-current liabilities Interest-bearing borrowings 14 29,787,136 32,169,888 Construction retentions payable 129 1,244 Other payables and accruals 13 257,525 325,022 Other long-term liabilities 160,906 167,169 Total non-current liabilities 30,205,696 32,663,323 Net assets 1,933,896 2,453,064 Equity Equity attributable to owners of the Company Issued capital 5,196 5,196 Share premium account 255,314 161,746 Shares held for employee ownership scheme (108,997) (109,000) Reserves 1,782,383 2,395,122 Total equity 1,933,896 2,453,064 Approved and authorized for issue by the Board of Directors on 17 August 2017. Stephen A. Wynn Matthew O. Maddox Director Director

66 | Wynn Macau, Limited

Interim Financial Information

Condensed Consolidated Statement of Changes in Equity

	Note	Issued Capital HK$	Share Premium Account HK$	Shares Held For Employee Ownership Scheme HK$	Share Option Reserve* HK$	Other Reserves# HK$	Statutory Reserve* HK$	Retained Earnings* HK$	Currency Translation Reserve* HK$	Total Equity HK$
		Attributable to owners of the Company (in thousands)								
At 1 January 2017 (audited)		5,196	161,746	(109,000)	623,451	554,740	48,568	1,151,055	17,308	2,453,064
Net profit for the period		—	—	—	—	—	—	1,591,948	—	1,591,948
Changes in currency translation reserve		—	—	—	—	—	—	—	(208)	(208)
Total comprehensive income for the period		—	—	—	—	—	—	1,591,948	(208)	1,591,740
Share-based payments		—	—	—	69,956	—	—	—	—	69,956
Transfer to share premium upon vesting of awards under the employee ownership scheme		—	93,568	3	(93,571)	—	—	—	—	—
Returned dividend from forfeited awards under the employee ownership scheme		—	—	—	—	—	—	1,257	—	1,257
2016 final dividend declared	8	—	—	—	—	—	—	(2,182,121)	—	(2,182,121)
At 30 June 2017 (unaudited)		5,196	255,314	(108,997)	599,836	554,740	48,568	562,139	17,100	1,933,896
At 1 January 2016 (audited)		5,196	161,746	(50,184)	522,926	554,740	48,568	2,842,459	16,828	4,102,279
Net profit for the period		—	—	—	—	—	—	1,140,905	—	1,140,905
Total comprehensive income for the period		—	—	—	—	—	—	1,140,905	—	1,140,905
Share-based payments		—	—	—	50,032	—	—	—	—	50,032
Shares purchased for employee ownership scheme		—	—	(58,817)	—	—	—	—	—	(58,817)
Special dividend paid	8	—	—	—	—	—	—	(3,109,263)	—	(3,109,263)
At 30 June 2016 (unaudited)		5,196	161,746	(109,001)	572,958	554,740	48,568	874,101	16,828	2,125,136

* These reserve accounts comprise the consolidated reserves of HK$1.8 billion in the condensed consolidated statement of financial position at 30 June 2017 (31 December 2016: HK$2.4 billion).

"Other reserves" at 1 January 2017 is composed of HK$194.3 million (1 January 2016: HK$194.3 million) of issued capital of Wynn Resorts (Macau) S.A. ("WRM") and HK$360.4 million (1 January 2016: HK$360.4 million) of issued capital of Wynn Resorts International, Ltd..

67Interim Report 2017 Interim Financial Information Condensed Consolidated Statement of Cash Flows For the Six Months Ended 30 June 2017 2016 HK$ HK$ Note (in thousands) (unaudited) (unaudited) Net cash flows generated from operating activities 5,434,876 1,990,172 Investing activities Purchase of property and equipment, net of construction and retentions payables (401,435) (3,134,450) Purchase of other non-current assets — (263,235) Proceeds from sale of property and equipment and other assets 1,399 5,457 Interest received 4,759 21,970 Net cash flows used in investing activities (395,277) (3,370,258) Financing activities Proceeds from borrowings 1,013,424 1,168,600 Repayment of borrowings (3,573,164) — Interest paid (550,889) (221,117) Payment of land premiums — (124,015) Decrease/(increase) in restricted cash and cash equivalents 3,284 (6,142) Dividend paid 8 (2,183,783) (3,109,263) Payment of debt financing costs — (12,719) Shares purchased for employee ownership scheme — (58,817) Net cash flows used in financing activities (5,291,128) (2,363,473) Net decrease in cash and cash equivalents (251,529) (3,743,559) Cash and cash equivalents at 1 January 2,591,442 6,731,356 Effect of foreign exchange rate changes, net 2,067 3,752 Cash and cash equivalents at 30 June 2,341,980 2,991,549

68 Wynn Macau, Limited Interim Financi a l Information Notes to Interim Financi a l Information For the six months ended 30 June 2017 1. CORPORATE INFORMATION The Company was incorporated in the Cayman Islands as an exempted company with limited liability on 4 September 2009. The Company’s Shares were listed on the Main Board of the Hong Kong Stock Exchange on 9 October 2009. The Company’s registered office address is P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place as the Directors may from time to time decide. The Group owns and operates hotel and casino resorts in Macau, namely Wynn Macau and Wynn Palace. WRM conducts gaming activities in our casinos in Macau under a concession contract signed with the Macau government on 24 June 2002. The 20-year concession period commenced on 27 June 2002 and will expire on 26 June 2022. The Group also owns a land concession for approximately 51 acres of land in the Cotai area of Macau (the “Cotai Land”) for a term of 25 years from May 2012. The Group opened Wynn Palace, an integrated resort, situated on the Cotai Land on 22 August 2016. WM Cayman Holdings Limited I owns approximately 72% of the Company and approximately 28% of the Company is owned by public shareholders. The ultimate parent company of Wynn Macau, Limited is Wynn Resorts, Limited, a publicly-traded company incorporated in the United States of America.

Interim Report 2017 | 69

Interim Financial Information
Notes to Interim Financial Information
For the six months ended 30 June 2017

1. CORPORATE INFORMATION (CONTINUED)

Information about subsidiaries

The following is a list of subsidiaries of the Company as at 30 June 2017:

Name	Place of Incorporation/ Operation	Principal Activities	Nominal Value of Issued Share/ Registered Capital	Interest Held
WM Cayman Holdings Limited II	Cayman Islands	Investment Holding	Ordinary shares — US$1	100%
Wynn Resorts International, Ltd.	Isle of Man	Investment Holding	Ordinary shares — GBP2	100%
Wynn Resorts (Macau) Holdings, Ltd.	Isle of Man	Investment Holding	Ordinary shares — Class A shares: GBP343 — Class B shares: GBP657	100%
Wynn Resorts (Macau), Limited	Hong Kong	Investment Holding	Ordinary shares — HK$100	100%
Wynn Resorts (Macau) S.A.	Macau	Operator of hotel casino and related gaming businesses	Share capital — MOP200,100,000	100%**
Palo Real Estate Company Limited	Macau	Development, design and preconstruction activities	Share capital — MOP1,000,000	100%
WML Finance I Limited	Cayman Islands	Entity facilitates lending within the Group	Ordinary shares — US$1	100%
WML Corp. Ltd.	Cayman Islands	Investment holding	Ordinary shares — US$1	100%*

* Shares directly held by the Company

** 10% of the shares were held by a Macau-resident investor which entitle the holder to 10% of the voting and social rights and the rights to maximum dividend or payment upon dissolution of one MOP. The remaining 90% of the shares held by the Group are entitled to 90% of the voting rights and 100% of the profit participation or economic interest.

None of the subsidiaries had any debt securities outstanding at 30 June 2017 or at any time during the six months ended 30 June 2017.

70 Wynn Macau, Limited Interim Financi a l Information Notes to Interim Financi a l Information For the six months ended 30 June 2017 1. CORPORATE INFORMATION (CONTINUED) Contribution to Trust The Company has consolidated an operating entity within the Group without any legal interests. Due to the implementation of the employee ownership scheme of the Group, the Company has set up a structured entity, Trust, and its particulars are as follows: Structured Entity Principal Activities Trust Administering and holding the Company’s Shares acquired for the employee ownership scheme, which is set up for the benefits of eligible persons of the scheme 2.1 ACCOUNTING POLICIES AND BASIS OF PREPARATION This interim financial information has been prepared in accordance with the applicable disclosure requirements of Appendix 16 to the Rules Governing the Listing of Securities on the Hong Kong Stock Exchange and International Accounting Standard (“IAS”) 34 Interim Financial Reporting issued by the International Accounting Standards Board. The interim financial information does not include all the information and disclosures required in the annual financial statements, and should be read in conjunction with the Group’s annual financial statements for the year ended 31 December 2016. As at 30 June 2017, the Group had cash and cash equivalents of HK$2.3 billion derived from its ordinary business operations. These cash and cash equivalents have not been earmarked for any specific use other than for general corporate purposes and repayments on the Group’s debt obligations. As at 30 June 2017, the Group had a net current liability position of HK$5.6 billion. The Group expects it will generate positive cash flows in the coming twelve months and may obtain or renew its bank loan facilities and, or seek other sources of funding, wherever needed, to meet its financial liabilities as and when they fall due. The Group believes it has sufficient working capital to finance its operations and financial obligations.

71Interim Report 2017 Interim Financi a l Information Notes to Interim Financi a l Information For the six months ended 30 June 2017 2.2 IMPACT OF NEW AND REVISED INTERNATIONAL FINANCIAL REPORTING STANDARDS (“IFRSs”) The accounting policies adopted in the preparation of the interim condensed consolidated financial statements are consistent with those followed in the preparation of the Group’s annual consolidated financial statements for the year ended 31 December 2016, except for the adoption of following revised standards effective as of 1 January 2017: Amendments to IAS 7 Disclosure Initiative Amendments to IAS 12 Recognition of Deferred Tax Assets for Unrealized Losses Annual Improvements 2014–2016 Cycle Amendments to a number of IFRSs The adoption of these revised standards has no significant financial effect on the interim financial information and there has been no significant change to the accounting policies applied in the interim financial information. 2.3 NEW AND REVISED IFRSs NOT YET EFFECTIVE The Group has not early adopted any other standard, interpretation or amendment that has been issued but is not yet effective. 2.4 SEGMENT REPORTING Operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision-makers, who are responsible for allocating resources and assessing performance of the operating segments and making strategic decisions. For management purposes, during the six months ended 30 June 2017, the Group reviews Wynn Macau and Wynn Palace as two reportable segments. Refer to note 9 for segment information.

72 Wynn Macau, Limited Interim Financi a l Information Notes to Interim Financi a l Information For the six months ended 30 June 2017 3. OTHER OPERATING EXPENSES For the Six Months Ended 30 June 2017 2016 HK$ HK$ (in thousands) (unaudited) (unaudited) Gaming promoters’ commissions 898,796 427,922 License fees 656,084 366,109 Cost of sales 253,481 126,433 Advertising and promotions 234,771 104,326 Operating supplies and equipment 191,819 99,461 Repairs and maintenance 176,493 110,363 Utilities and fuel 164,618 87,263 Contract services 148,620 74,244 Corporate support services and other 57,734 49,217 Other support services 30,297 18,728 Operating rental expenses 29,156 33,037 Auditor’s remuneration 4,335 3,487 Reversal of provision for doubtful accounts, net (43,167) (21,347) Other expenses 149,389 121,862 2,952,426 1,601,105

73Interim Report 2017 Interim Financi a l Information Notes to Interim Financi a l Information For the six months ended 30 June 2017 4. FINANCE REVENUES For the Six Months Ended 30 June 2017 2016 HK$ HK$ (in thousands) (unaudited) (unaudited) Interest income from cash at banks 4,982 19,164 5. FINANCE COSTS For the Six Months Ended 30 June 2017 2016 HK$ HK$ (in thousands) (unaudited) (unaudited) Interest expense 548,700 555,363 Bank fees for unused facilities 11,712 4,714 Amortization of debt financing costs 65,416 64,541 Less: capitalized interest — (331,176) 625,828 293,442 No interest was capitalized during the six months ended 30 June 2017. For the six months ended 30 June 2016, interest was capitalized using a weighted average rate of 2.98%.

74 Wynn Macau, Limited Interim Financi a l Information Notes to Interim Financi a l Information For the six months ended 30 June 2017 6. INCOME TAX EXPENSE The major components of income tax expense for the six months ended 30 June 2017 and 2016 were: For the Six Months Ended 30 June 2017 2016 HK$ HK$ (in thousands) (unaudited) (unaudited) Income tax expense: Current — overseas 6,214 7,524 6,214 7,524 No provision for Hong Kong profit tax for the six months ended 30 June 2017 has been made as there was no assessable profit generated in Hong Kong (six months ended 30 June 2016: Nil). Taxation for overseas jurisdictions is charged at the appropriate prevailing rates ruling in the respective jurisdictions and the maximum rate is 12% (six months ended 30 June 2016: 12%). For the six months ended 30 June 2017, the tax provision of HK$6.2 million results from the current income tax expense accrued by our subsidiaries owning WRM’s shares under the WRM Shareholder Dividend Tax Agreement (six months ended 30 June 2016: HK$7.5 million). On 15 October 2015, WRM received a 5-year exemption from Macau’s 12% Complementary Tax on casino gaming profits (the “Tax Holiday”) effective from 1 January 2016 through 31 December 2020. Accordingly, the Group was exempted from the payment of approximately HK$206.3 million in such tax for the six months ended 30 June 2017 (six months ended 30 June 2016: HK$162.1 million). The Group’s non-gaming profits remain subject to the Macau Complementary Tax and its casino winnings remain subject to the Macau Special Gaming Tax and other levies in accordance with its Concession Agreement.

75Interim Report 2017 Interim Financi a l Information Notes to Interim Financi a l Information For the six months ended 30 June 2017 6. INCOME TAX EXPENSE (CONTINUED) In August 2016, WRM renewed the WRM Shareholder Dividend Tax Agreement with the Macau Special Administrative Region that provided for annual payments of MOP12.8 million (approximately HK$12.4 million) to the Macau Special Administrative Region in lieu of Complementary Tax on dividend distributions to its shareholders from gaming profits for each of the years 2016 through 2020. The Group is exempted from income tax in the Isle of Man and the Cayman Islands. The Group’s subsidiaries file income tax returns in Macau and various foreign jurisdictions as required by law. The Group’s income tax returns are subject to examinations by tax authorities in the locations where it operates. The Group’s 2012 to 2016 Macau Complementary Tax returns remain subject to examination by the Financial Services Bureau of the Government of the Macau Special Administrative Region (the “Financial Services Bureau”). In April 2016, the Financial Services Bureau examined the 2011 and 2012 Macau Complementary Tax returns of Palo. In June 2016, the Financial Services Bureau issued its final tax assessments for Palo for the years 2011 and 2012 and the examination resulted in no change to the tax returns. The Financial Services Bureau has also commenced examinations of the 2013 and 2014 Macau Complementary Tax returns for WRM and Palo. Since the examinations are in their initial stages, the Group is unable to determine if they will conclude within the next 12 months. The Group believes that its liability for uncertain tax positions is adequate with respect to these years. Quarterly, the Group undertakes reviews for any potentially unfavorable tax outcome and when an unfavorable outcome is identified as being probable and can be reasonably estimated, the Group then establishes a tax reserve for such possible unfavorable outcome. Estimating potential tax outcomes for any uncertain tax issues is highly judgmental and may not be indicative of the ultimate settlement with the tax authorities.

76 Wynn Macau, Limited Interim Financi a l Information Notes to Interim Financi a l Information For the six months ended 30 June 2017 6. INCOME TAX EXPENSE (CONTINUED) As at 30 June 2017, the Group has unrecognized tax losses of HK$5.4 billion (31 December 2016: HK$4.1 billion) and the Group believes that these unrecognized tax losses are adequate to offset adjustments that might be proposed by the Macau tax authorities. The Group believes that it has adequately provided reasonable reserves for prudent and foreseeable outcomes related to uncertain tax matters. 7. EARNINGS PER SHARE ATTRIBUTABLE TO OWNERS OF THE COMPANY The calculation of basic earnings per Share for the six months ended 30 June 2017 is based on the consolidated net profit attributable to owners of the Company and on the weighted average number of Shares in issue of 5,180,316,178 during the period (six months ended 30 June 2016: 5,181,626,809), excluding Shares reserved and purchased for the Company’s employee ownership scheme. No Shares (six months ended 30 June 2016: 5,500,800) were purchased and none of the Shares (six months ended 30 June 2016: nil) were issued and reserved for the Company’s employee ownership scheme during the six months ended 30 June 2017. The calculation of diluted earnings per Share for the six months ended 30 June 2017 is based on the consolidated net profit attributable to owners of the Company and on the weighted average number of Shares of 5,187,269,182 (six months ended 30 June 2016: 5,182,335,253) including the weighted average number of Shares in issue of 5,180,316,178 during the period (six months ended 30 June 2016: 5,181,626,809) plus the weighted average number of potential Shares of 6,953,004 (six months ended 30 June 2016: 708,444) arising from the deemed exercise of share options and deemed vesting of awards under the Company’s employee ownership scheme.

77Interim Report 2017 Interim Financi a l Information Notes to Interim Financi a l Information For the six months ended 30 June 2017 8. DIVIDENDS For the Six Months Ended 30 June 2017 2016 HK$ HK$ (in thousands) (unaudited) (unaudited) Special dividend for 2016 paid of nil (2015: HK$0.6) per Share — 3,109,263 2016 final dividend of HK$0.42 per Share declared (2015: nil) 2,182,121 — 2,182,121 3,109,263 On 17 August 2017, the Board resolved to declare an interim dividend of HK$0.21 per Share to be paid in respect of the six months ended 30 June 2017.

78 Wynn Macau, Limited Interim Financi a l Information Notes to Interim Financi a l Information For the six months ended 30 June 2017 9. SEGMENT INFORMATION The Group’s principal operating activities occur in Macau, which is the sole geographic area in which the Group is domiciled. The Group reviews the results of operations for each of its operating segments. Wynn Macau and Encore at Wynn Macau are managed as a single integrated resort and are aggregated as one operating segment, which is also a reportable segment (“Wynn Macau”). Wynn Palace, which opened on 22 August 2016, is managed as an operating segment and a separate reportable segment. The Group identifies each integrated resort as a reportable segment considering operations within each integrated resort have similar economic characteristics, type of customers, types of services and products, the regulatory environment of the operations and the Group’s organizational and management reporting structure. Other Macau primarily represents cash held at the Company. For the Six Months Ended 30 June 2017 2016 HK$ HK$ (in thousands) (unaudited) (unaudited) Net Revenue Wynn Macau 9,869,328 9,689,825 Wynn Palace 6,921,603 — Total 16,790,931 9,689,825

79Interim Report 2017 Interim Financi a l Information Notes to Interim Financi a l Information For the six months ended 30 June 2017 For the Six Months Ended 30 June 2017 2016 HK$ HK$ Notes (in thousands) (unaudited) (unaudited) Adjusted EBITDA Wynn Macau 2,622,004 2,547,722 Wynn Palace 1,248,835 — 3,870,839 2,547,722 Other operating costs and expenses Depreciation and amortization 1,393,098 464,141 Pre-opening costs# — 507,755 Property charges and other 7,739 8,897 Share-based payments 62,339 64,015 Wynn Macau, Limited corporate expenses 40,202 42,532 Operating profit 2,367,461 1,460,382 Non-operating income and expenses Finance revenues 4 4,982 19,164 Finance costs 5 (625,828) (293,442) Net foreign currency differences (140,263) (15,482) Change in fair value of interest rate swaps (8,190) (22,193) Profit before tax 1,598,162 1,148,429 Income tax expense 6 6,214 7,524 Net profit attributable to owners of the Company 1,591,948 1,140,905 # Pre-opening costs represent personnel and other costs incurred prior to the opening of Wynn Palace and are expensed as incurred. Wynn Palace opened on 22 August 2016. 9. SEGMENT INFORMATION (CONTINUED)

80 Wynn Macau, Limited Interim Financi a l Information Notes to Interim Financi a l Information For the six months ended 30 June 2017 9. SEGMENT INFORMATION (CONTINUED) As at 30 June 2017 As at 31 December 2016 HK$ HK$ (in thousands) (unaudited) (audited) Total assets Wynn Palace 32,092,945 33,320,609 Wynn Macau 9,152,289 9,537,765 Other Macau 85,040 87,099 41,330,274 42,945,473 10. PROPERTY AND EQUIPMENT AND CONSTRUCTION IN PROGRESS For the six months ended 30 June 2017, the Group incurred HK$231.1 million (six months ended 30 June 2016: HK$2.3 billion) on additions of property and equipment and construction in progress. The Group disposed of property and equipment and construction in progress with a net carrying amount of HK$9.1 million (six months ended 30 June 2016: HK$14.5 million).

81Interim Report 2017 Interim Financi a l Information Notes to Interim Financi a l Information For the six months ended 30 June 2017 11. TRADE AND OTHER RECEIVABLES Trade and other receivables consist of the following as at 30 June 2017 and 31 December 2016: As at As at 30 June 2017 31 December 2016 HK$ HK$ (in thousands) (unaudited) (audited) Casino 529,038 806,824 Retail leases and other 115,455 91,155 Hotel 18,050 30,309 662,543 928,288 Less: allowance for doubtful accounts (77,048) (195,287) Total trade and other receivables, net 585,495 733,001

82 Wynn Macau, Limited Interim Financi a l Information Notes to Interim Financi a l Information For the six months ended 30 June 2017 11. TRADE AND OTHER RECEIVABLES (CONTINUED) An aged analysis of trade and other receivables is as follows: As at As at 30 June 2017 31 December 2016 HK$ HK$ (in thousands) (unaudited) (audited) Within 30 days 251,169 241,472 31 to 60 days 106,350 121,638 61 to 90 days 87,534 90,837 Over 90 days 217,490 474,341 662,543 928,288 Less: allowance for doubtful accounts (77,048) (195,287) Net trade and other receivables 585,495 733,001 The advanced commissions are on terms requiring settlement within five business days of the month following the advance. Except for the advanced commissions, the trade and other receivables are generally repayable within 14 days.

Interim Report 2017 | 83

Interim Financial Information
Notes to Interim Financial Information
For the six months ended 30 June 2017

12. ACCOUNTS PAYABLE

During the six months ended 30 June 2017 and the year ended 31 December 2016, the Group normally received credit terms of 30 days. An aged analysis of accounts payable as at the end of the reporting period, based on invoice dates, is as follows:

	As at 30 June 2017 HK$	As at 31 December 2016 HK$
	(in thousands)	
	(unaudited)	(audited)
Within 30 days	**422,462**	391,409
31 to 60 days	**24,098**	44,384
61 to 90 days	**15,395**	30,352
Over 90 days	**57,174**	59,356
	519,129	525,501

13. OTHER PAYABLES AND ACCRUALS

Other payables and accruals consist of the following as at 30 June 2017 and 31 December 2016:

	As at 30 June 2017 HK$	As at 31 December 2016 HK$
	(in thousands)	
	(unaudited)	(audited)
Current:		
Outstanding chip liabilities	**3,519,660**	2,102,057
Customer deposits	**1,803,024**	1,758,819
Gaming taxes payable	**1,293,321**	1,175,553
Donation payable	**77,670**	77,670
Other liabilities	**720,139**	751,916
	7,413,814	5,866,015
Non-current:		
Donation payable	**257,525**	325,022
Total	**7,671,339**	6,191,037

84 Wynn Macau, Limited Interim Financi a l Information Notes to Interim Financi a l Information For the six months ended 30 June 2017 14. INTEREST-BEARING BORROWINGS As at As at 30 June 2017 31 December 2016 HK$ HK$ Notes (in thousands) (unaudited) (audited) Bank loans, secured (a) 19,515,928 22,003,178 Senior notes, unsecured (b) 10,564,477 10,498,819 30,080,405 32,501,997 Less: debt financing costs, net (293,269) (332,109) Total interest-bearing borrowings 29,787,136 32,169,888 The borrowings are repayable as follows: As at As at 30 June 2017 31 December 2016 HK$ HK$ Notes (in thousands) (unaudited) (audited) Bank loans: (a) In the second to fifth years, inclusive 19,515,928 22,003,178 Less: debt financing costs, net (219,352) (250,622) 19,296,576 21,752,556 Senior notes: (b) In the second to fifth years, inclusive 10,564,477 10,498,819 Less: debt financing costs, net (73,917) (81,487) 10,490,560 10,417,332

85Interim Report 2017 Interim Financi a l Information Notes to Interim Financi a l Information For the six months ended 30 June 2017 14. INTEREST-BEARING BORROWINGS (CONTINUED) Notes: (a) Bank loans, secured Wynn Macau Credit Facilities As at 30 June 2017, the Wynn Macau Credit Facilities consisted of approximately HK$23.8 billion equivalent in a combination of Hong Kong dollar and U.S. dollar facilities, including an approximately HK$18.0 billion equivalent fully funded senior term loan facility and an approximately HK$5.8 billion equivalent senior revolving credit facility. There is also an option to upsize the total senior secured credit facilities by approximately an additional HK$7.8 billion equivalent (US$1.0 billion) under the Wynn Macau Credit Facilities and related agreements upon the satisfaction of various conditions. The borrowings under the Wynn Macau Credit Facilities were used to refinance WRM’s indebtedness in 2015 and for a variety of purposes, including to fund the construction and development of Wynn Palace and for general corporate purposes. The HK$18.0 billion equivalent term loan facility is repayable in graduating installments of between 2.50% to 7.33% of the principal amount on a quarterly basis commencing December 2018, with a final installment of 50% of the principal amount repayable in September 2021. The final maturity of any outstanding borrowings from the revolving credit facility is September 2020, by which time any outstanding borrowings from the revolving loans must be repaid. The borrowings under the Wynn Macau Credit Facilities bear interest at LIBOR or HIBOR plus a margin of 1.50% to 2.25% per annum based on WRM’s leverage ratio. Customary fees and expenses were paid by WRM in connection with the Wynn Macau Credit Facilities. As at 30 June 2017, the Group had HK$4.3 billion in funding available under the revolving credit facility of the Wynn Macau Credit Facilities. WMLF Revolving Credit Facility On 18 July 2016, WMLF entered into an agreement as the borrower of a revolving credit facility for initially up to HK$1.5 billion (approximately US$198.4 million) with Bank of China Limited, Macau Branch as the lender. Borrowings under the WMLF Revolving Credit Facility are secured by pledged US$ deposits of initially up to US$200.0 million (approximately HK$1.6 billion) placed by WRL in a pledged account at Bank of China Limited, Macau Branch. Borrowings under the WMLF Revolving Credit Facility are used for working capital requirements and general corporate purposes.

86 Wynn Macau, Limited Interim Financi a l Information Notes to Interim Financi a l Information For the six months ended 30 June 2017 14. INTEREST-BEARING BORROWINGS (CONTINUED) Notes: (continued) (a) Bank loans, secured (continued) WMLF Revolving Credit Facility (continued) The final maturity of any outstanding borrowings under the WMLF Revolving Credit Facility is 18 July 2018, by which time any outstanding borrowings must be repaid in full. The borrowings under the WMLF Revolving Credit Facility bear interest initially at 1.50% per annum, such rate is calculated as the interest rate paid by Bank of China Limited, Macau Branch to WRL in respect of the US$ deposits in the pledged account at Bank of China Limited, Macau Branch plus a margin of 0.40%. Under the terms of the agreement, mandatory repayment is required upon a change in control or material adverse effect (as defined in the agreement). On 25 October 2016, the WMLF Revolving Credit Facility was amended and upsized, increasing the available borrowing capacity to HK$3.9 billion (approximately US$495.9 million). The terms of the borrowing for the increased principal amount under the amendment are equivalent to the terms of the original credit agreement, including the requirement for cash collateral to be deposited and pledged with the lender, and interest is borne at the same rate as described above. As at 30 June 2017, the Group had no outstanding amounts under the WMLF Revolving Credit Facility and the full HK$3.9 billion available. (b) Senior notes, unsecured The Company issued 5.25% fixed rate, unsecured senior notes due 15 October 2021 for an aggregate principal amount of US$1.35 billion (approximately HK$10.5 billion). The Company used the net proceeds from the offering of the WML 2021 Notes for working capital requirements and general corporate purposes. The WML 2021 Notes are listed on the Hong Kong Stock Exchange.

87Interim Report 2017 Interim Financi a l Information Notes to Interim Financi a l Information For the six months ended 30 June 2017 15. COMMITMENTS Operating lease commitments – Group as lessee As at 30 June 2017 HK$ As at 31 December 2016 HK$ (in thousands) (unaudited) (audited) Within one year 109,553 118,125 After one year but not more than five years 317,478 335,386 More than five years 333,829 365,425 760,860 818,936 Operating lease commitments – Group as lessor As at 30 June 2017 HK$ As at 31 December 2016 HK$ (in thousands) (unaudited) (audited) Within one year 714,205 728,526 After one year but not more than five years 1,947,417 2,020,754 More than five years 24,064 34,936 2,685,686 2,784,216

88 Wynn Macau, Limited

Interim Financial Information
Notes to Interim Financial Information
For the six months ended 30 June 2017

15. COMMITMENTS (CONTINUED)
Capital commitments

	As at 30 June 2017 HK$	As at 31 December 2016 HK$
	(in thousands)	
	(unaudited)	(audited)
Contracted, but not provided for	**243,557**	176,462

Gaming premium commitment

Pursuant to the Concession Agreement signed with the Macau government, the Group has committed to pay an annual premium of MOP30.0 million (approximately HK$29.1 million) plus a variable annual premium which is equal to MOP300,000 (approximately HK$291,000) per gaming table reserved exclusively for certain kinds of games or players, MOP150,000 (approximately HK$146,000) per gaming table not so reserved and MOP1,000 (approximately HK$970) per electrical or mechanical gaming machine, including slot machines, subject to an annual minimum of MOP45.0 million (approximately HK$43.7 million).

Other services commitments

	As at 30 June 2017 HK$	As at 31 December 2016 HK$
	(in thousands)	
	(unaudited)	(audited)
Within one year	**367,639**	337,946
After one year but not more than five years	**636,956**	738,535
	1,004,595	1,076,481

As at 30 June 2017, the Group was committed to purchases of operating items totaling HK$149.1 million (31 December 2016: HK$128.0 million).

89Interim Report 2017 Interim Financi a l Information Notes to Interim Financi a l Information For the six months ended 30 June 2017 16. LITIGATION The Group did not have any material litigation outstanding as at 30 June 2017. The litigation matters set out below are disclosed on a voluntary basis and, as with all litigation, no assurances can be provided as to the outcome thereof. Macau litigation related to Okada WRM and certain individuals who are or were directors of WRM and/or the Company (collectively, the “Wynn Macau Parties”) were named as defendants in a lawsuit filed in the Court of First Instance of Macau (the “Macau Court”) by Mr. Kazuo Okada (“Okada”) and two of Okada’s controlled companies, Aruze USA, Inc. and Universal Entertainment Corp. (collectively, the “Okada Parties”). The principal allegations in the lawsuit were that the redemption of the Okada Parties’ shares in WRL was improper and undervalued, that the previously disclosed payment by WRM to an unrelated third party in consideration of relinquishment by that party of certain rights in and to any future development on the land in Cotai where Wynn Palace is located was unlawful and that the Company’s previously disclosed donation by WRM to the University of Macau Development Foundation was unlawful. The Okada Parties sought the dissolution of WRM and compensatory damages. The Company made a voluntary announcement in respect of this lawsuit on 3 July 2015. On 11 July 2017, the Macau Court dismissed all the claims made by the Okada Parties against the Wynn Macau Parties as unfounded and imposed a fine of MOP41,500 (approximately HK$40,000) on the Okada Parties for being vexatious litigants. In addition, the Macau Court ordered the Okada Parties to pay Court fees and lawyer fees of the Wynn Macau Parties. As of the date of this interim report we have not been notified of any appeal. Macau litigation related to Dore WRM has been named as a defendant in lawsuits filed in the Macau Court of First Instance by individuals who claim to be investors in or persons with credit in accounts maintained by Dore Entertainment Company Limited (“Dore”), an independent, Macau registered and licensed company that operates a gaming promoter business at Wynn Macau. In connection with the alleged theft, embezzlement, fraud and/or other crime(s) perpetrated by a former employee of Dore (the “Dore Incident”), the plaintiffs of the lawsuits allege that Dore failed to honor withdrawal of funds deposited with Dore as investments or gaming deposits that allegedly resulted in certain losses for these individuals. The principal allegations common to the lawsuits are that WRM, as a gaming concessionaire, should be held responsible for Dore’s conduct on the basis that WRM is responsible for the supervision of Dore’s activities at Wynn Macau that resulted in the purported losses. The Company made a voluntary announcement in connection with the Dore Incident on 14 September 2015. The Company has sought advice from counsel in Macau, and based on such advice, the Company believes the claims are devoid of merit and are unfounded. The Company intends to vigorously defend WRM in the lawsuits.

90 Wynn Macau, Limited Interim Financi a l Information Notes to Interim Financi a l Information For the six months ended 30 June 2017 17. RELATED PARTY DISCLOSURES As at the end of the period, amounts due from/(to) related companies are unsecured, interest- free and repayable on demand. The Group had the following material connected transactions with related companies: For the Six Months Ended 30 June Name of Related Companies Relation to the Company Primary Nature of Transactions 2017 2016 HK$ HK$ (in thousands) (unaudited) (unaudited) Wynn Resorts, Limited Ultimate parent company License fees (i) 656,084 366,109 Wynn Resorts, Limited Ultimate parent company Corporate support services (ii) 55,749 44,032 Wynn Resorts, Limited Ultimate parent company Share-based payment expenses 21,572 32,923 Las Vegas Jet, LLC Subsidiary of Wynn Resorts, Limited Airplane usage charges (ii) 1,985 9,564 WIML Subsidiary of Wynn Resorts, Limited International marketing expenses (iii) 25,419 11,932 Worldwide Wynn Subsidiary of Wynn Resorts, Limited Staff secondment payroll charges (iv) 101,656 131,225 Wynn Design & Development Subsidiary of Wynn Resorts, Limited Design/ development payroll (v) 4,870 11,683 Wynn Design & Development Subsidiary of Wynn Resorts, Limited Acquisition of artworks (vi) — 263,118

91Interim Report 2017 Interim Financi a l Information Notes to Interim Financi a l Information For the six months ended 30 June 2017 17. RELATED PARTY DISCLOSURES (CONTINUED) Except for the share-based payment expenses incurred with Wynn Resorts, Limited and the acquisition of artworks from Wynn Design Development, all of the above transactions are noted as continuing connected transactions. Notes: (i) License fees The license fee payable to Wynn Resorts, Limited equals the greater of (1) 3% of the gross monthly revenues of the intellectual property, and (2) US$1.5 million (approximately HK$11.7 million) per month. (ii) Corporate support services The annual fees for the services provided by Wynn Resorts are based on an allocation of the actual proportion of Wynn Resorts’s annual corporate departments’ costs (including salaries and benefits for such employees during the period in which such services are rendered) and overhead expense related to the provision of such services, and in any event, such annual fees shall not exceed 50% of the aggregate annual corporate departments’ costs and overhead expense incurred by Wynn Resorts during any financial year. Wynn Resorts allows the Company and its employees to use aircraft assets owned by Wynn Resorts and its subsidiaries (other than the Group) at hourly rates set by Las Vegas Jet, LLC, a subsidiary of Wynn Resorts. (iii) International marketing expenses These administrative, promotional and marketing services are provided through branch offices located in various cities around the world under the direction and supervision provided by WIML. For the services provided under this arrangement, WIML charges a service fee equal to the total costs it incurs in rendering the services plus 5%. (iv) Staff secondment payroll charges Worldwide Wynn, a subsidiary of Wynn Resorts, is responsible for supplying management personnel to WRM for pre-determined lengths of time through secondment arrangements. Worldwide Wynn is compensated for these services of the seconded employees during the period of secondment to WRM with a service fee equal to its aggregate costs plus 5%. (v) Design/development payroll Wynn Design & Development provides design and development services to the Group in connection with the construction of Wynn Palace and renovation works at Wynn Macau and Encore and Wynn Palace. A service fee is charged at the costs incurred by Wynn Design & Development to the Group for the services provided. (vi) Acquisition of artworks On 29 June 2016, WRM entered into a purchase agreement with Wynn Design & Development to purchase “Tulips” by Jeff Koons and “Amphora III” by Viola Frey for US$33,682,500 (approximately HK$262.3 million) and US$103,945 (approximately HK$0.8 million), respectively.

92 Wynn Macau, Limited Interim Financi a l Information Notes to Interim Financi a l Information For the six months ended 30 June 2017 17. RELATED PARTY DISCLOSURES (CONTINUED) The above transactions were carried out on terms mutually agreed between the Group and the related companies. There were no significant charges from the Group to the related companies during the six months ended 30 June 2017 and 2016. In the opinion of the Directors, the related party transactions were conducted in the ordinary and usual course of the Group’s business. All such outstanding balances between the Group and the related companies are deemed to be trade in nature. Home Purchase In May 2010, Worldwide Wynn entered into an employment agreement with Ms. Linda Chen, who is also a director of the Company. Under the terms of the employment agreement, Worldwide Wynn caused WRM to purchase a house in Macau for use by Ms. Chen. As at 30 June 2017, the net carrying amount of the house together with improvements and its land lease right was HK$52.6 million (31 December 2016: HK$51.0 million). WMLF Revolving Credit Facility In connection with the WMLF Revolving Credit Facility, WRL pledged in favor of Bank of China Limited, Macau Branch on 18 July 2016, its US$ deposits of initially up to US$200.0 million (approximately HK$1.6 billion equivalent) in a pledged account at Bank of China Limited, Macau Branch. On 25 October 2016, the WMLF Revolving Credit Facility was amended and upsized, increasing the available borrowing capacity to HK$3.9 billion (approximately US $495.9 million). As at 30 June 2017, the Group had no outstanding amounts under the WMLF Revolving Credit Facility and WRL had no pledged deposits for WMLF Revolving Credit Facility. For further details, refer to note 14 to the interim financial information.

93Interim Report 2017 Interim Financi a l Information Notes to Interim Financi a l Information For the six months ended 30 June 2017 18. FAIR VALUE AND FAIR VALUE HIERARCHY OF FINANCIAL INSTRUMENTS Management has assessed that the fair values of cash and cash equivalents, restricted cash and cash equivalents, trade and other receivables, deposits and other assets, accounts payable, constructions and retentions payables, balances with related companies and the current portion of financial liabilities included in other payables and accruals and other liabilities approximate their carrying amounts largely due to the short term maturities of these instruments. The fair values of the non-current portion of financial liabilities included in interest-bearing bank loans have been calculated by discounting the expected future cash flows using rates currently available for instruments with similar terms, credit risks and remaining maturities. The non- current portion of financial liabilities included in other payables and accruals, other liabilities and construction retentions payable were not discounted as the discounting factors were considered by management to be insignificant. As at 30 June 2017, the Group held one interest rate swap at fair value with asset measured at fair value for level 2 of HK$0.9 million and two interest swaps at fair values with liabilities measured at fair value for level 2 of HK$0.9 million (as at 31 December 2016, the Group held three interest rate swaps at fair values with assets measured at fair value for level 2 of HK$8.2 million), and the Group measured its outstanding debt instruments at fair value for level 2 of HK$30.2 billion (as at 31 December 2016: HK$32.3 billion). The Group did not hold any assets or liabilities measured at fair value for levels 1 and 3 during the six months ended 30 June 2017 and 2016. Level 1 fair values are those measured using quoted prices (unadjusted) in active markets for identical financial instruments, level 2 fair values measured using quoted prices in active markets for similar financial instruments, or using valuation techniques in which all significant input is directly or indirectly based on observable market data and level 3 fair values are those measured using valuation techniques in which any significant input is not based on observable market data.

94 Wynn Macau, Limited Definitions “Board of Directors” or “Board” the Board of Directors of our Company “Code” the Corporate Governance Code and Corporate Governance Report set out in Appendix 14 to the Listing Rules as applicable on 30 June 2017 “Company” or “our Company” Wynn Macau, Limited, a company incorporated on 4 September 2009 as an exempted company with limited liability under the laws of the Cayman Islands and an indirect subsidiary of Wynn Resorts, Limited “Concession Agreement” the Concession Contract for the Operation of Games of Chance or Other Games in Casinos in the Macau Special Administrative Region entered into between WRM and the Macau government on 24 June 2002 “Cotai Land Concession Agreement” the land concession contract entered into between WRM, Palo and the Macau government for approximately 51 acres of land in the Cotai area of Macau, and for which formal approval from the Macau government was published in the official gazette of Macau on 2 May 2012 “Director(s)” the director(s) of our Company “Encore” or “Encore at Wynn Macau” a casino resort located in Macau, connected to and fully integrated with Wynn Macau, owned and operated directly by WRM, which opened on 21 April 2010 “Galaxy” Galaxy Casino, S.A., one of the six gaming operators in Macau and one of the three concessionaires “Group”, “we”, “us” or “our“ our Company and its subsidiaries, or any of them, and the businesses carried on by such subsidiaries, except where the context makes it clear that the reference is only to the Company itself and not to the Group “HIBOR” Hong Kong Interbank Offered Rate “HK$” Hong Kong dollars, the lawful currency of Hong Kong “Hong Kong” the Hong Kong Special Administrative Region of the PRC

95Interim Report 2017 Definitions “Hong Kong Stock Exchange” The Stock Exchange of Hong Kong Limited “IFRS” International Financial Reporting Standards “Las Vegas Jet, LLC” Las Vegas Jet, LLC, a company formed under the laws of the State of Nevada, United States and a wholly-owned subsidiary of Wynn Resorts, Limited “LIBOR” London Interbank Offered Rate “Listing Rules” the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited (as amended from time to time) “Macau” or “Macau Special Administrative Region” the Macau Special Administrative Region of the PRC “Macau Operations” the integrated Wynn Macau and Encore at Wynn Macau and Wynn Palace “Melco” Melco Crown (Macau) Limited, one of the six gaming operators in Macau and one of the three sub-concessionaires “MGM Macau” MGM Grand Paradise Limited, one of the six gaming operators in Macau and one of the three sub-concessionaires “Model Code” the Model Code for Securities Transactions by Directors of Listed Issuers set out in Appendix 10 of the Listing Rules “MOP” or “pataca” Macau pataca, the lawful currency of Macau “NASDAQ Stock Market” National Association by Securities Dealers Automated Quotations “Palo Real Estate Company Limited” or “Palo” Palo Real Estate Company Limited, a limited liability company incorporated under the laws of Macau, subject to Ms. Linda Chen 10% social and voting interest and MOP1.00 economic interest in WRM, an indirect wholly-owned subsidiary of the Company

96 Wynn Macau, Limited Definitions “PRC”, “China” or “mainland China” the People’s Republic of China and, except where the context requires and only for the purpose of this interim report, references in this interim report to the PRC or China do not include Taiwan, Hong Kong or Macau; the term “Chinese” has a correlatives meaning “SEC” the U.S. Securities and Exchange Commission “SFO” the Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong) “Share(s)” ordinary share(s) with a nominal value of HK$0.001 each in the share capital of our Company “Shareholder(s)” holder(s) of Share(s) of the Company from time to time “SJM” Sociedade de Jogos de Macau S.A., one of the six gaming operators in Macau and one of the three concessionaires “Trust” the trust constituted by the Trust Deed to service the employee ownership scheme “Trust Deed” the trust deed entered into between the Company and the Trustee (as may be restated, supplemented and amended from time to time) on 30 June 2014 “Trustee” the trustee appointed by the Company for the purpose of the Trust, and as at the date of this interim report, Computershare Hong Kong Trustees Limited, a company incorporated in Hong Kong and having its registered office at 46th Floor, Hopewell Centre, 183 Queen’s Road East, Wanchai, Hong Kong “US$” United States dollars, the lawful currency of the United States “U.S. GAAP” the Generally Accepted Accounting Principles of the United States “Venetian Macau” Venetian Macau S.A., one of the six gaming operators in Macau and one of the three sub-concessionaires

97Interim Report 2017 Definitions “WM Cayman Holdings Limited I” WM Cayman Holdings Limited I, a company incorporated on 7 July 2009 as an exempted company with limited liability under the laws of the Cayman Islands and a wholly-owned subsidiary of Wynn Group Asia, Inc. “WM Cayman Holdings Limited II” WM Cayman Holdings Limited II, a company incorporated on 8 September 2009 as an exempted company with limited liability under the laws of the Cayman Islands and a wholly-owned subsidiary of the Company “WML 2021 Notes” the US$600 million (approximately HK$4.7 billion) 5.25% senior notes due 2021 issued by the Company in October 2013 and the additional US$750 million (approximately HK$5.9 billion) 5.25% senior notes due 2021 issued by the Company on 20 March 2014 (Debt Stock Code: 5983), which were consolidated to form one single series of notes “WMLF” WML Finance I Limited, a limited liability company incorporated under the laws of the Cayman Islands and an indirect wholly- owned subsidiary of the Company “WMLF Revolving Credit Facility” the HK$1.5 billion (approximately US$198.4 million) revolving credit facility extended to WMLF on 18 July 2016 and the principal amount was subsequently increased to HK$3.9 billion (approximately US$495.9 million) on 25 October 2016 “Worldwide Wynn” Worldwide Wynn, LLC, a company formed under the laws of the State of Nevada, United States and a wholly-owned subsidiary of Wynn Resorts, Limited “WRM” Wynn Resorts (Macau) S.A., a company incorporated under the laws of Macau and a wholly-owned subsidiary of the Company “WRM Shareholder Dividend Tax Agreement” the agreements, entered into during June 2009, August 2011 and August 2016, each for a term of five years between WRM and the Macau Special Administrative Region, effective retroactively to 2006, that provide for an annual payment to the Macau Special Administrative Region of MOP7.2 million in years 2006 through 2010, MOP15.5 million in years 2011 through 2015 and MOP12.8 million in years 2016 through 2020 in lieu of Complementary Tax otherwise due by WRM shareholders on dividend distributions to them from gaming profits earned in those years.

98 Wynn Macau, Limited Definitions “Wynn Design & Development” Wynn Design & Development, LLC, a company formed under the laws of the State of Nevada, United States and a wholly- owned subsidiary of Wynn Resorts, Limited “Wynn Group Asia, Inc.” Wynn Group Asia, Inc, a company formed under the laws of the State of Nevada, United States and a wholly-owned subsidiary of Wynn Resorts, Limited “Wynn International Marketing, Ltd.” or “WIML” Wynn International Marketing, Ltd., a company incorporated under the laws of Isle of Man and a wholly-owned subsidiary of Wynn Resorts, Limited “Wynn Las Vegas, LLC” Wynn Las Vegas, LLC, a company formed under the laws of the State of Nevada, United States and a wholly-owned subsidiary of Wynn Resorts, Limited “Wynn Macau” a casino hotel resort located in Macau, owned and operated directly by WRM, which opened on 6 September 2006, and where appropriate, the term also includes Encore at Wynn Macau “Wynn Macau Credit Facilities” together, the HK$18.0 billion (equivalent) fully-funded senior term loan facilities and the HK$5.8 billion (equivalent) senior revolving credit facilities extended to WRM on 30 September 2015 “Wynn Palace” an integrated resort situated on approximately 51 acres of land in the Cotai area of Macau in accordance with the terms of the Cotai Land Concession Agreement, which is operated by WRM and opened on 22 August 2016 “Wynn Resorts International, Ltd.” Wynn Resorts International, Ltd., a company incorporated under the laws of the Isle of Man and a wholly-owned subsidiary of the Company “Wynn Resorts, Limited”, “Wynn Resorts” or “WRL” Wynn Resorts, Limited, a company formed under the laws of the State of Nevada, United States, and our controlling shareholder (as defined in the Listing Rules)

99Interim Report 2017 Glossary “Adjusted Average Daily Rate” adjusted average daily rate which is calculated by dividing total room revenues including the retail value of promotional allowances (less service charges, if any) by total rooms occupied including complimentary rooms “Adjusted REVPAR” adjusted revenue per available room which is calculated by dividing total room revenues including the retail value of promotional allowances (less service charges, if any) by total rooms available “casino revenue” revenue from casino gaming activities (gross table games win and gross slot win), calculated net of a portion of commissions and in accordance with IFRS “chip(s)” a token; usually in the form of plastic disc(s) or plaque(s) issued by a casino to customers in exchange for cash or credit, which must be used (in lieu of cash) to place bets on gaming tables “daily gross win per gaming table” gross gaming win for table games divided by number of tables divided by the number of days in the applicable period “gaming promoters” individuals or companies licensed by and registered with the Macau government to promote games of fortune and chance or other casino games to patrons, through the arrangement of certain services, including transportation, accommodation, dining and entertainment, whose activity is regulated by Macau Administrative Regulation no. 6/2002 “gross gaming win” the total win generated by all casino gaming activities combined, calculated before deduction of commissions “gross slot win” the amount of handle (representing the total amount wagered) that is retained as winnings. We record this amount and gross table games win as casino revenue after deduction of progressive jackpot liabilities and a portion of commissions

100 Wynn Macau, Limited Glossary “gross table games win” the amount of drop (in our general casino segment) or turnover (in our VIP casino segment) that is retained as winnings. We record this amount and gross slot win as casino revenue after deduction of a portion of commissions “In-house VIP Program” an internal marketing program wherein we directly market our casino resorts to gaming clients, including to high-end or premium players in the greater Asia region. These players are invited to qualify for a variety of gaming rebate programs whereby they earn cash commissions and room, food and beverage and other complimentary allowances based on their turnover level. We often extend credit to these players based upon knowledge of the players, their financial background and payment history “promotional allowance” the retail value of rooms, food and beverage and retail and other services furnished to guests (typically VIP clients) without charge “Rolling Chip” physically identifiable chip that is used to track VIP wagering volume for purposes of calculating commissions and other allowances payable to gaming promoters and our Macau Operations’ individual VIP players “table drop” the amount of cash deposited in a gaming table’s drop box that serves as a repository for cash, plus cash chips purchased at the casino cage “turnover” the sum of all losing Rolling Chip wagers within the VIP program “VIP client” or “VIP player” client, patron or player who participates in our Macau Operations’ In-house VIP Program or in the VIP program of any of our gaming promoters “VIP table games turnover” turnover resulting from VIP table games only

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